Exhibit 10.1

Amended and Restated
Secured Debtor-in-Possession
Term Loan Credit Agreement

Dated  as of

February 5, 2026

between

Office Properties Income Trust

as Borrower,

the Lenders party hereto,

and

Acquiom Agency Services LLC

as Agent

Table of Contents

(i)

(ii)

(iii)

Page

Section 12.25	Effect of this Agreement	104

(iv)

Table of Contents

Page

SCHEDULE I	-	Commitments
SCHEDULE 1.1(a)	-	Loan Parties
SCHEDULE 1.1(b)	-	Collateral Properties
SCHEDULE 1.1(c)	-	Subsidiary Owners
SCHEDULE 1.1(d)	-	Designated Leases
SCHEDULE 1.1(e)	-	Designated Properties
SCHEDULE 5.1	-	Organizational Structure

EXHIBIT A	-	Form of Assignment and Assumption Agreement
EXHIBIT B	-	Form of Subsidiary Guaranty
EXHIBIT C	-	Form of Notice of Borrowing
EXHIBIT D	-	[Reserved]
EXHIBIT E	-	[Reserved]
EXHIBIT F	-	[Reserved]
EXHIBIT G	-	[Reserved]
EXHIBIT H	-	Form of Note
EXHIBIT I	-	[Reserved]
EXHIBIT J	-	Form of Compliance Certificate
EXHIBIT K	-	[Reserved]
EXHIBITS L 1-4	-	Forms of U.S. Tax Compliance Certificates
EXHIBIT M	-	Form of Approved Budget

(i)

This AMENDED AND RESTATED SECURED DEBTOR-IN-POSSESSION TERM LOAN Credit Agreement (this “Agreement”), dated as of February 5, 2026 (the “A&R Agreement Date”), by and among Office Properties Income Trust, a real estate investment trust organized under the laws of the State of Maryland (the “Borrower”), each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 12.05 (the “Lenders”), and Acquiom Agency Services LLC as administrative agent and collateral agent (the “Agent”).

WHEREAS, the Borrower is a debtor and debtor-in-possession in a case (together with the cases of certain of its controlled subsidiaries, as debtors and debtors-in-possession, the “Bankruptcy Cases”, and the Borrower and such controlled subsidiaries, the “Debtors”) under the Bankruptcy Code (as defined below) commenced in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) on October 30, 2025 (the date of the filing of the Bankruptcy Cases, the “Petition Date”).

WHEREAS, prior to the Petition Date, certain Lenders (or certain Affiliates thereof) and certain other parties provided financing to certain affiliates of the Borrower pursuant to the Prepetition Debt Documents (as defined below);

WHEREAS, on November 5, 2025 (the “Interim DIP Order Date”), the Bankruptcy Court entered the Interim DIP Order (as defined below) approving the Initial Term Loan Facility (as defined below) and authorizing (i) the granting of liens and super-priority administrative claims against the Loan Parties and their assets, (ii) the payment of all reasonable and documented fees and expenses required to be paid by the Debtors pursuant thereto and (iii) the Debtors’ use of cash collateral on an interim basis under the Bankruptcy Code;

WHEREAS, on November 6, 2025 (the “Initial Agreement Date”), the Borrower, each of the financial institutions party thereto as lenders thereunder, and Acquiom Agency Services LLC as administrative agent and collateral agent, entered into a Secured Debtor-in-Possession Term Loan Credit Agreement providing for the Initial Term Loan Facility (the “Initial DIP Credit Agreement”);

WHEREAS, in connection with the filing of the Bankruptcy Cases of the Debtors, the Borrower has requested, and, upon the terms and subject to the conditions set forth in this Agreement, certain Lenders have agreed to make available to the Borrower a non-amortizing multiple draw secured term loan facility (the “Initial Term Loan Facility”) in an aggregate principal amount of $125.0 million (of which $10.0 million (the “Interim Term Loan”) was made available to the Borrower and drawn in full into the Segregated Account (as defined below) (subject to the satisfaction or waiver (as applicable) of the conditions precedent set forth in Section 5.01 and Section 5.02 of the Initial DIP Credit Agreement) immediately following entry of the Interim DIP Order (as defined below) and $115.0 million (the “Final Term Loan”) shall be made available to the Borrower and drawn in full into the Segregated Account (subject to the satisfaction or waiver (as applicable) of the conditions precedent set forth in Section 5.02 and Section 5.03, as applicable) on each applicable Borrowing Date, to provide the Borrower and the other Loan Parties with, among other things, the necessary liquidity to fund the Bankruptcy Cases and sustain their operations for the duration of the Bankruptcy Cases, in each case in accordance with the Cash Management Order;

WHEREAS, the Borrower has requested that the Lenders enter into an amendment and restatement of the Initial DIP Credit Agreement to, among other things, (i) convert the Final Term Loan into (a) a term loan in an aggregate principal amount of $75.0 million (the “Tranche A Term Loan”), which Tranche A Term Loan shall be made available in two draws as follows: (i) an initial draw in a principal amount of $64,324,983.12 (the “Tranche A1 Term Loan”), which shall be made available and drawn in full into the Segregated Account (subject to the satisfaction or waiver (as applicable) of the conditions precedent set forth in Section 5.02) immediately following entry of the Final DIP Order (as defined below)), and (ii) a subsequent draw in a principal amount of $10,675,016.88 (the “Tranche A2 Term Loan”), which shall be made available and drawn in full into the Segregated Account (subject to the satisfaction or waiver (as applicable) of the conditions precedent set forth in Section 5.02) promptly following the occurrence of the Expiration Time (as defined in the Syndication Procedures), and (b) a term loan in an aggregate principal amount of $40.0 million (the “Tranche B Term Loan” and, together with the Tranche A Term Loan, collectively, the “A&R Term Loan Facility” and, together with the Initial Term Loan Facility, collectively, the “Facilities”), which Tranche B Term Loan shall be made available and drawn in full into the Segregated Account on the applicable Borrowing Date (subject to the satisfaction or waiver (as applicable) of the conditions precedent set forth in Section 5.03, as applicable) on such Borrowing Date) and (ii) make certain other amendments and modifications set forth in this Agreement;

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Lenders have agreed to enter into an amendment and restatement of the Initial DIP Credit Agreement and to make such financing available to the Borrower only if (i) all of the Obligations of the Loan Parties (whether as borrower or guarantors) owing to the Agent and the Lenders are secured by Liens on Collateral (as defined below) and in all of the Loan Parties’ other assets and property, and proceeds and products thereof, now owned or hereafter acquired by any Debtor, in each case pursuant to, and with the priorities set forth in, the Loan Documents and the DIP Orders (each as defined below), and (ii) all of the Obligations under the Loan Documents owing to the Agent and the Lenders constitute allowed super-priority administrative expense claims pursuant to Section 364(c)(1) of the Bankruptcy Code in the Bankruptcy Cases with priority over any and all other administrative expense claims of the kind specified or ordered pursuant to any provision of the Bankruptcy Code, subject only to the Carve-Out (as defined below);

WHEREAS, the Borrower and the other Debtors believe that the loans and other financial accommodations provided to Borrower under this Agreement will preserve the value of the Borrower’s and the other Debtors’ business and assets during the Bankruptcy Cases;

WHEREAS, the Borrower acknowledges that it and the other Debtors will receive substantial direct and indirect benefits from the making of loans and other financial accommodations to the Borrower as provided in this Agreement and the other Loan Documents; and

WHEREAS, the Lenders’ willingness to extend financial accommodations to the Borrower as more fully set forth in this Agreement and the other Loan Documents is done solely as an accommodation to the Borrower and the other Debtors and at the Borrower’s and the other Debtors’ request and in furtherance of the Borrower’s and the other Debtors’ mutual and collective enterprise.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

Article I

Definitions

Section 1.01         Definitions. In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement and its recitals:

“2027 Litigation” means the adversary proceeding commenced before the Bankruptcy Court by the Debtors against UMB Bank, National Association on November 2, 2025 under the caption Office Properties Income Trust v. UMB Bank, National Association (Adv. Pro. No. 25-03802) (Bankr. S.D. Tex.).

“2027 Secured Notes” means the Borrower’s 3.250% Senior Secured Notes due 2027, issued pursuant to the 2027 Secured Notes Indenture.

“2027 Secured Notes Indenture” means that certain Indenture, dated as of December 11, 2024, among the Borrower, certain subsidiaries of the Borrower from time to time party thereto and U.S. Bank Trust Company, National Association, as trustee and collateral agent, as amended, restated, amended and restated, supplemented or otherwise modified prior to the Petition Date.

“2029 Ad Hoc Group” means the collective group of Initial 2029 Ad Hoc Group Lenders and Subsequent 2029 Ad Hoc Group Lenders, which is represented by the Lender Advisors.

“A&R Agreement Date” has the meaning specified in the preamble to this Agreement.

“A&R Effective Date” means the later of (a) the A&R Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 5.02 shall have been fulfilled or waived.

“A&R Term Loan Facility” has the meaning specified in the recitals to this Agreement.

“Acceptable Plan” means a chapter 11 plan for each of the Debtors on the terms set forth in the Restructuring Support Agreement, as such plan (including all exhibits, schedules, supplements, appendices, annexes, and attachments thereto) may be amended or supplemented from time to time in accordance with the terms thereof and the Restructuring Support Agreement.

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Subsidiary Guaranty.

“Ad Hoc Group SteerCo” means Helix Partners Management LP and Redwood Capital Management LLC, in each case, on behalf of certain funds and accounts which they manage or advise.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Agent in a form supplied by the Agent to the Lenders from time to time.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with the Person specified; provided that no Person shall be an Affiliate of the Borrower or any other Subsidiary of the Borrower solely as a result of such Person owning Equity Interests of Borrower constituting less than 20% of the aggregate voting power of Borrower. In no event shall the Agent or any Lender be deemed to be an Affiliate of the Borrower or any other Subsidiary of the Borrower.

“Agreement Exiting Lender” has the meaning given that term in Section 12.06(f).

“Amended Agreement” has the meaning given that term in Section 12.06(f).

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended, and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower or any member of the Borrowing Group is located or doing business.

“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which the Borrower or any member of the Borrowing Group is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Appraisal” means, with respect to any Property, an M.A.I. appraisal commissioned pursuant to this Agreement by and addressed to the Agent (reasonably acceptable to the Agent (acting at the written direction of the Requisite Lenders) as to form, substance and appraisal date), prepared by a professional appraiser reasonably acceptable to the Agent (acting at the written direction of the Requisite Lenders), having at least the minimum qualifications required under Applicable Law governing the Agent and the Lenders, including, without limitation, FIRREA, and determining the “as-is” market value of such Property as between a willing buyer and a willing seller.

“Appraised Value” means, with respect to any Property, the “as-is” market value of such Property as reflected in the most recent Appraisal of such Property accepted by the Agent, as the same may have been adjusted by the Agent based upon its internal review of such Appraisal which is based on criteria and factors then generally used and considered by the Agent, which review shall be conducted prior to acceptance of such Appraisal by the Agent.

“Approved Budget” means a 13-week rolling budget and cash flow forecast of the Borrower and its Subsidiaries showing in reasonable line-item detail receipts and disbursements (including all professional fees) broken down by week (including anticipated uses of the Loans, projected capital expenditures and the consolidated operating cash flow of the Borrower for such 13-week period), prepared by the Borrower in substantially the form attached hereto as Exhibit M delivered to, and approved by, the Requisite Lenders on or prior to the Effective Date in connection with the transactions contemplated hereby, as updated, modified or supplemented from time to time by the Borrower and approved by the Requisite Lenders as provided in Section 7.18. It is agreed and understood that any reporting in connection with the property managed by Sonesta will be done on a net basis.

“Approved Budget Variance Report” means a weekly report provided by the Borrower to the Agent (for further distribution to the Lenders) as of the end of and for the immediately preceding rolling four-week period (or for a shorter period if applicable based on the latest Approved Budget) setting forth in comparative form (i) actual total operating receipts to budgeted total operating receipts for such period, and (ii) actual total operating disbursements (other than professional fees and expenses) to budgeted total operating disbursements, in each case, on a consolidated basis and based on the latest Approved Budget for such period, together with a statement of a Responsible Officer of Borrower certifying compliance with Section 7.18(b) for such period and explaining in reasonable detail all material variances for each test set forth in clauses (i) and (ii) above for such period.

“Approved Fund” means any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Assignment and Assumption” means an Assignment and Assumption Agreement entered into between a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.05) and accepted by the Agent, substantially in the form of Exhibit A or any other form approved by the Agent.

“Avoidance Actions” has the meaning given in the DIP Order.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal, state, local or foreign bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal, state, local or foreign bankruptcy or insolvency law or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal, state, local or foreign bankruptcy or insolvency law; (d) such Person consenting to or supporting (i.e., failing to object to such filing to the extent such Person has standing and a good faith basis to object) or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due or to take action in furtherance of any of the foregoing.

“Bankruptcy Cases” has the meaning specified in the recitals to this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended, modified, succeeded, or replaced from time to time.

“Bankruptcy Court” has the meaning specified in the recitals to this Agreement.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s permitted successors and permitted assigns.

“Borrowing Date” means the proposed date of borrowing of Loans as set forth in a Notice of Borrowing delivered to the Agent pursuant to Section 2.02(b).

“Borrowing Group” means, wherever located, (a) the Borrower, (b) any Affiliate or Subsidiary of the Borrower, (c) each other Loan Party, and (d) any officer, director or agent acting on behalf of any of the parties referred to in items (a) through (c) with respect to the Obligations, this Agreement or any of the other Loan Documents. Solely for purposes of this definition, no REIT (other than the Borrower) managed by RMR or any Subsidiary of any such other REIT shall be deemed to be an Affiliate of the Borrower.

“Business Day” means any day (other than a Saturday, Sunday or legal holiday) on which banks in New York, New York, are open for the conduct of their commercial banking business. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Business Management Agreement” means that certain Second Amended and Restated Business Management Agreement, dated as of June 5, 2015, by and among Borrower and RMR, as amended to date and as may be hereafter amended from time to time.

“Capitalized Lease Obligation” means obligations under a lease (to pay rent or other amounts under any lease or other arrangement conveying the right to use property) that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Carve-Out” has the meaning assigned to such term in the DIP Order.

“Cash” means Dollars immediately available on the day in question.

“Cash Collateral” has the meaning assigned to such term in the DIP Order.

“Cash Equivalent Investments” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven (7) days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Cash Management Order” means the order of the Bankruptcy Court entered in the Bankruptcy Cases after the “first day” or “second day” hearing, together with all extensions, modifications and amendments entered by the Bankruptcy Court thereto, in form and substance satisfactory to the Agent and the Requisite Lenders (it being understood that the Cash Management Order delivered to the Requisite Lenders prior to the Effective Date is deemed satisfactory), which among other matters authorizes the Debtors to maintain their existing cash management and treasury arrangements or such other arrangements as shall be reasonably acceptable to the Agent and the Requisite Lenders in all material respects.

“Certificate of Division” means a certificate, registration statement or any other document required to be filed with any applicable Governmental Authority in order to legally effectuate a LLC Division (including, without limitation, a certificate of division as described in Section 18-217 of the Delaware Limited Liability Company Act, as amended from time to time), or a LP Division (including, without limitation, a certificate of division as described in Section 17-220 of the Delaware Revised Uniform Limited Partnership Act, as amended from time to time).

“Collateral” means (i) the Prepetition Collateral owned by the Loan Parties, (ii) any and all assets of any Loan Party, whether now existing or hereafter acquired, that is or becomes subject (or purported to be subject) to a Lien pursuant to the DIP Order or under any Security Document, in each case, to secure the Obligations and (iii) the Segregated Account; provided, that in no event shall the Collateral include, and there shall be no Liens upon, any Excluded Assets or any “Excluded Collateral” or “Excluded Assets” (each as defined in the Prepetition Secured Debt Documents).

“Collateral Properties” means, collectively, (i) each Property listed on Schedule 1.1(b) attached hereto and (ii) each other Property added as a Collateral Property from time to time pursuant to Section 7.10.

“Committee” means any official committee of unsecured creditors that is appointed in the Bankruptcy Cases pursuant to section 1102 of the Bankruptcy Code.

“Commitment” means, as to each Lender, such Lender’s obligation (to the extent then applicable pursuant to the Interim DIP Order or the Final DIP Order, as applicable) to make a Loan pursuant to Section 2.02, in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule I as such Lender’s “Commitment Amount”.

“Compliance Certificate” has the meaning given that term in Section 8.03.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Credit Facility Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of January 29, 2024, as amended, restated, amended and restated, supplemented or otherwise modified prior to the Petition Date, among the Credit Facility Loan Parties, each of the financial institutions initially a signatory thereto together with their assignees under section 12.5 thereof, and the other parties thereto.

“Credit Facility Loan Parties” means, collectively, the following Subsidiaries of the Borrower which are party to the Credit Facility Agreement: OPI WF Holding LLC, OPI WF Borrower LLC, OPI WF Owner LLC and 440 First Street LLC.

“Debtor” has the meaning given in the recitals to this Agreement.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 10.01, whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Default Right” has the meaning given that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 3.09(d), any Lender that (a) has failed to (i) fund all or any portion of a Loan to be made by it within five (5) Business Days of the date such Loan was required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent or any other Lender any other amount required to be paid by it hereunder within five (5) Business Days of the date when due, (b) has notified the Borrower or the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within five (5) Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.09(d)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Derivatives Contract” means a “swap agreement” as defined in Section 101 of the Bankruptcy Code.

“Designated Leases” means the Leases identified on Schedule 1.1(d).

“Designated Properties” means the properties of the Loan Parties identified on Schedule 1.1(e).

“DIP Order” means, as the context may require, the Interim DIP Order or the Final DIP Order, whichever is then applicable.

“DIP Super-Priority Claims” has the meaning given in Section 6.02(l)(i)(A).

“Disclaimed Cash Proceeds” means any cash proceeds from the sale of a Collateral Property (including any personal property thereon) resulting from the Agent’s enforcement of the lien on such Collateral Property (including, but not limited to, a foreclosure sale) that has been disclaimed by any Lender pursuant to a notice from such Lender (each such Lender, a “Disclaimed Lender”) to the Agent.

“Disclaimed Lender” has the meaning given that term in the definition of the term “Disclaimed Cash Proceeds.”

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Divided LLC” means any LLC that has been formed upon the consummation of a LLC Division.

“Divided LP” means any LP which has been formed upon the consummation of a LP Division.

“Dollars” or “$” means the lawful currency of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the later of (a) the Initial Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 5.01 shall have been fulfilled or waived.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) (subject to such consents, if any, as may be required under Section 12.05(b)(iii)); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (ii) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii).

“Emergency Situation” means any circumstance in which (i) immediate action is required in order to safeguard the life or safety of any Person, protect or preserve the public health or the environment or protect property from damage, in each case, against the likelihood of injury, damage or destruction due to an identified threat or (ii) Applicable Laws require that immediate action is taken in order to safeguard lives, public health or the environment or protect property from damage.

“Encumbrance” means any mortgage, lien, charge, pledge, security interest or other encumbrance.

“Environmental Laws” means any Applicable Law relating to pollution or protection of the environment or (to the extent relating to exposure to Hazardous Materials) human health and safety or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the U.S. Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Method Investments” means equity securities that at the time of determination: (i) are part of a class of equity securities that is traded on a national or regional securities exchange or a recognized over-the-counter market; (ii) issued by an entity (a) to which the Borrower’s manager at such time or an Affiliate of the Borrower’s manager at such time provides management services, (b) that operates in a manner intended to qualify such entity for taxation as a “real estate investment trust” under Sections 856 to 860 of the Internal Revenue Code, and (c) that is not a consolidated Subsidiary of Borrower; and (iii) are or in any prior period were accounted for in the consolidated financial statements of Borrower using the equity method of accounting.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Group” means each Loan Party and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with a Loan Party, are treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Erroneous Payment” has the meaning given that term in Section 11.13(a).

“Erroneous Payment Deficiency Assignment” has the meaning given that term in Section 11.13(d).

“Erroneous Payment Return Deficiency” has the meaning given that term in Section 11.13(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events specified in Section 10.01, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Excluded Assets” means (i) any leasehold interest in real property (it being understood that there shall be no requirement to obtain any landlord waivers, estoppels or collateral access letters) and (ii) pledges and security interests prohibited or restricted by, including but not limited to, any applicable law or by any contractual obligations or in any organizational document or other agreement existing as of the Petition Date, including any pledge of the equity or membership interest in the Excluded Subsidiaries. For the avoidance of doubt, in no event shall the Segregated Account constitute an Excluded Asset.

“Excluded Subsidiaries” means Sterling Park LLC, Rio Robles CA LLC, Clay Ave Waco LLC, Echelon Pkwy MS LLC, 3300 75th Avenue LLC, Ewing Boulevard LLC, Primerica Pkwy GA LLC and the Credit Facility Loan Parties.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.06) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Facilities” has the meaning specified in the recitals to this Agreement.

“Fair Market Value” means, (a) with respect to a security listed on a national securities exchange or the NASDAQ Global Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which would be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement, treaty or convention among governmental authorities and such Sections of the Internal Revenue Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent. If the Federal Funds Rate determined as provided above would be less than zero, then the Federal Funds Rate shall be deemed to be zero.

“Fee Letter” means that certain fee letter dated as of November 6, 2025, by and among Borrower, and the Agent.

“Fees” means the fees and commissions provided for or referred to in Section 3.05 and any other fees payable by the Borrower hereunder, under any other Loan Document, the Fee Letter or any other written fee arrangement by and between Borrower, on the one hand, and the Agent or any Lender, on the other.

“Final DIP Order” means an order entered by the Bankruptcy Court approving the A&R Term Loan Facility and authorizing the Debtors’ use of cash collateral on a final basis under the Bankruptcy Code, which order shall be in form and substance satisfactory to the Agent (acting at the written direction of the Requisite Lenders) (as such order may be amended, modified, or extended in a manner satisfactory to the Agent (acting at the written direction of the Requisite Lenders)).

“Final DIP Order Date” means the date on which the Final DIP Order is entered by the Bankruptcy Court.

“Final Term Loan” has the meaning specified in the recitals to this Agreement.

“FIRREA” means the Financial Institution Recovery, Reform and Enforcement Act of 1989.

“Flood Laws” means the National Flood Insurance Reform Act of 1994 and related legislation.

“Foreign Lender” means a Lender that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Guaranteed Obligations” means, at any given time, the “Guarantied Obligations” (as defined in the Subsidiary Guaranty) of each Subsidiary Guarantor at such time.

“Guarantor” means, collectively, (i) the Borrower, and (ii) each Subsidiary Guarantor.

“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the Subsidiary Guaranty.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed or for the deferred purchase price of property or services (excluding trade debt incurred in the ordinary course of business); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered; (c) Capitalized Lease Obligations of such Person, subject to Section 1.02; (d) all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied solely by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (h) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person, valued at the lesser of (x) the stated or determinable amount of the Indebtedness such Person Guaranteed or, if the amount of such Indebtedness is not stated or determinable, the maximum reasonably anticipated liability in respect thereof, and (y) the amount of any express limitation on such Guaranty; and (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than Permitted Liens of the types described in clauses (a) through (c) or (e) through (i) of the definition thereof) on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation, valued, in the case of any such Indebtedness as to which recourse for the payment thereof is expressly limited to the property or assets on which such Lien is granted, at the lesser of (x) the stated or determinable amount of the Indebtedness that is so secured or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) and (y) the Fair Market Value of such property or assets.

“Indemnified Party” has the meaning given that term in Section 12.09(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Initial 2029 Ad Hoc Group Lenders” means Lenders constituting funds or accounts managed by: (i) Helix Partners Management LP; and (ii) Redwood Capital Management LLC.

“Initial Agreement Date” has the meaning specified in the recitals to this Agreement.

“Initial DIP Credit Agreement” has the meaning specified in the recitals to this Agreement.

“Initial Term Loan Facility” has the meaning specified in the recitals to this Agreement.

“Intellectual Property” means all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights.

“Interest Payment Date” means the last day of each Interest Period and the Maturity Date, as applicable.

“Interest Period” means, (a) as to any Loan other than the Tranche A2 Term Loan, initially, the period commencing on the date such Loan is disbursed and ending on and including the final calendar date of such calendar month, and with respect to each subsequent calendar month, the period commencing on the final calendar date of the preceding calendar month and ending on and including the final calendar date of such calendar month, and (b) as to the Tranche A2 Term Loan, initially, the period commencing on the date the Tranche A1 Term Loan is disbursed and ending on and including the final calendar date of such calendar month, and with respect to each subsequent calendar month, the period commencing on the final calendar date of the preceding calendar month and ending on and including the final calendar date of such calendar month; provided that the initial Interest Period shall commence on and include the Effective Date and shall end on and include the final calendar date of the calendar month in which the Effective Date occurs.

“Interest Rate” means a rate of twelve percent (12%) per annum.

“Interim DIP Order” means an order entered by the Bankruptcy Court on November 5, 2025 [Docket No. 150] approving the Initial Term Loan Facility and authorizing (i) the granting of liens and super-priority administrative claims against the Loan Parties and their assets, (ii) the payment of all reasonable and documented fees and expenses required to be paid by the Debtors pursuant thereto and (iii) the Debtors’ use of cash collateral on an interim basis under the Bankruptcy Code, which order shall be in form and substance satisfactory to the Agent (acting at the direction of the Requisite Lenders) (as such order may be amended, modified, or extended in a manner satisfactory to the Agent (acting at the direction of the Requisite Lenders)).

“Interim DIP Order Date” has the meaning specified in the recitals to this Agreement.

“Interim Term Loan” has the meaning specified in the recitals to this Agreement.

“Interim Term Loan Commitment” means, as to each Interim Term Loan Lender, such Interim Term Loan Lender’s obligation (to the extent then applicable pursuant to the Interim DIP Order) to make an Interim Term Loan pursuant to Section 2.02(a)(i), in an amount up to, but not exceeding, the amount set forth for such Interim Term Loan Lender on Schedule I as such Interim Term Loan Lender’s “Commitment Amount”.

“Interim Term Loan Lender” means each financial institution with an Interim Term Loan Commitment, together with its respective successors and permitted assigns.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, (x) with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person and (y) with respect to any Property or other asset, the acquisition thereof. Notwithstanding the foregoing, any payments made pursuant to or in connection with the Interim DIP Order, the Final DIP Order and/or the Prepetition Management Structures Motion shall not constitute an Investment. Any commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Joint Venture Interests” means assets of Borrower and its Subsidiaries constituting an equity investment in real estate assets or other properties, or in an entity holding real estate assets or other properties, jointly owned by Borrower and its Subsidiaries, on the one hand, and one or more other Persons not constituting Affiliates of Borrower, on the other, excluding any entity or properties (i) which is a Subsidiary of Borrower or are properties if the co-ownership thereof (if in a separate entity) would constitute or would have constituted a Subsidiary of Borrower, or (ii) to which, at the time of determination, Borrower’s manager at such time or an Affiliate of Borrower’s manager at such time provides management services. In no event shall Joint Venture Interests include equity securities that are part of a class of equity securities that are traded on a national or regional securities exchange or a recognized over-the-counter market or any investments in debt securities, mortgages or other Indebtedness or Equity Method Investments.

“Lease” means a (sub)lease of a Property, between the Borrower or a Subsidiary of the Borrower, as lessor, and a Lessee.

“Lease Termination Payment” means all sums, howsoever described, paid with respect to any rejection, termination, surrender or cancellation of any lease (including in any bankruptcy case) or any lease buy-out or surrender payment from any tenant (including any payment relating to unamortized tenant improvements and/or leasing commissions).

“Leasing Commissions” means all third party brokerage and leasing commissions and fees payable by a Subsidiary Owner with respect to the negotiation and consummation of Leases with respect to a Collateral Property.

“Lender” means each financial institution from time to time party hereto as a “Lender”, an “Interim Term Loan Lender”, a “Tranche A Term Loan Lender” or a “Tranche B Term Loan Lender”, as the context may require, together with its respective successors and permitted assigns.

“Lender Advisors” means (i) White & Case LLP, as legal counsel for the 2029 Ad Hoc Group, and (ii) Houlihan Lokey Capital, Inc., as financial advisor and investment banker to the 2029 Ad Hoc Group.

“Lending Office” means, for each Lender, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Agent in writing from time to time.

“Lessee” means the (sub)lessee of a Property pursuant to a Lease; provided that, without the Agent’s approval, no such (sub)lessee shall be an Affiliate of Borrower (including, without limitation, RMR, or any Managing Trustee), except during an interim period for Properties which are foreclosed upon or repossessed upon lease terminations or otherwise by or on behalf of Borrower or a Subsidiary.

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any duly authorized financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

“LLC” means any limited liability company formed under the laws of any State or Commonwealth of the United States of America, any territory thereof or the District of Columbia.

“LLC Division” means the division or divisive merger of any LLC into multiple entities or multiple series of the same entity pursuant to any applicable law, including pursuant to Section 18-217 of the Delaware Limited Liability Company Act, as amended from time to time.

“Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.02, including an Interim Term Loan, a Tranche A Term Loan and a Tranche B Term Loan, as the context may require.

“Loan Document” means this Agreement, the Fee Letter, each Note, the Subsidiary Guaranty, each Security Document, the Interim DIP Order (if applicable) (and, on and after the Final DIP Order Date, the Final DIP Order) and each other document or instrument designated by the Borrower and the Agent (acting at the written direction of the Requisite Lenders) as a “Loan Document.”

“Loan Party” means each of the Borrower, each Subsidiary Guarantor, and each other Person who guarantees all or a portion of the Obligations and/or who pledges any collateral to secure all or a portion of the Obligations. Schedule 1.1(a) sets forth the Loan Parties in addition to the Borrower as of the Initial Agreement Date.

“Loan Percentage” means, as to each Lender, the ratio, expressed as a percentage, of (i) the unpaid principal amount of any Loan owing to such Lender as of such date to (ii) the aggregate unpaid principal amount of all outstanding Loans as of such date.

“LP” means any limited partnership formed under the laws of any State or Commonwealth of the United States of America, any territory thereof or the District of Columbia.

“LP Division” means the division or divisive merger of any LP into multiple entities or multiple series of the same entity pursuant to any Applicable Law, including, without limitation, pursuant to Section 17-220 of the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“Major Lease” shall mean any Lease: (a) which, either individually or when taken together with any other Lease with the same Lessee or its Affiliates in the same Property, demises more than 20,000 square feet of any Property or provides for payments by lessor relating to leasing capital expenditures and/or tenant improvements in an aggregate amount exceeding $1,000,000; or (b) in which the Lessee thereunder is an Affiliate of Borrower.

“Major Lease Trigger Event” shall mean the occurrence of any of the following:

(a)           a Major Lease (or any material portion thereof) is to be entered into, or renewed, amended, extended, modified or supplemented in any material respect that is not otherwise provided by the terms and provisions of such Major Lease;

(b)           the date that a Major Lease (or any material portion thereof) is surrendered, cancelled or terminated prior to its then current expiration date or the receipt by Borrower or RMR or their respective Affiliates of notice from any Lessee under a Major Lease of its intent to surrender, cancel or terminate the Major Lease (or any material portion thereof prior to its then current expiration date), in each case, except to the extent such surrender, cancellation or termination is permitted by the terms and provisions of such Major Lease;

(c)           upon a monetary default or material non-monetary default under a Major Lease by the Lessee thereunder, in each case, that continues beyond any applicable notice and cure period; or

(d)           the occurrence of any Bankruptcy Action of any Lessee under a Major Lease.

“Managing Trustee” means either Ms. Jennifer B. Clark or Mr. Adam D. Portnoy, both having a business address c/o RMR, or any duly appointed successor thereto.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests); in the case of each of clauses (a) through (c), on or prior to the date that is 91 days following the Maturity Date.

“March 2029 Secured Notes” means the Borrower’s 9.000% Senior Secured Notes due March 31, 2029, issued pursuant to the March 2029 Secured Notes Indenture.

“March 2029 Secured Notes Indenture” means that certain Indenture, dated as of February 12, 2024, among the Borrower, certain subsidiaries of the Borrower from time to time party thereto and U.S. Bank Trust Company, National Association, as trustee and collateral agent, as amended, restated, amended and restated, supplemented or otherwise modified prior to the Petition Date.

“Material Adverse Effect” means a materially adverse effect (other than the events or occurrences resulting from the commencement of the Bankruptcy Cases and the continuation and prosecution thereof) on (a) the business, assets, liabilities, financial condition, operations or results of operations of Borrower, and the Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders and the Agent under any of the Loan Documents, (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith, or (f) when used with respect to the Collateral Properties, the use, value or operation of such Properties (when taken as a whole with each other Collateral Property); provided, that any effects resulting from changes in general economic conditions, financial markets, industry conditions, or geopolitical events, except to the extent such effects have a materially disproportionate impact on the Borrower relative to similarly situated companies, shall not constitute a material adverse effect and no event shall constitute a material adverse effect to the extent such event is expressly addressed by the Milestones or an Approved Budget Variance Report.

“Material Contract” means (i) as to Borrower, the Business Management Agreement and the Property Management Agreement, and (ii) as to any other Loan Party, any contract or other arrangement (other than Loan Documents), whether written or oral, to which such Person is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the earliest of: (i) May 4, 2026; provided that (x) such date shall be automatically extended by thirty (30) calendar days if, as of May 4, 2026, the Bankruptcy Court has not issued a ruling with respect to either the 2027 Litigation or confirmation of an Acceptable Plan, and (y) such date (as so extended, if applicable) may be further extended with the written consent of the Ad Hoc Group SteerCo; (ii) the effective date of the Acceptable Plan; (iii) the consummation of any sale or other disposition of all or substantially all of the assets of the Debtors pursuant to section 363 of the Bankruptcy Code; and (iv) the date of acceleration or termination of the Facilities following the occurrence of an Event of Default. Notwithstanding the foregoing, if the Acceptable Plan is not confirmed by the Maturity Date contemplated above for any reason (including, without limitation, as a result of the failure of any Equitization Option (as defined in the Final DIP Order) to be approved), the Maturity Date shall instead be July 2, 2026.

“Milestones” has the meaning given to that term in the Restructuring Support Agreement.

“MIRE Event” means any increase, extension of maturity or renewal of any of the Commitments or Loans (excluding the making of any Loan).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit a Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment or release with respect to any Loan Document that (i) requires the approval of all Lenders or all affected lenders in accordance with the terms of Section 12.06(b) and (ii) has been approved by the Requisite Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note of the Borrower substantially in the form of Exhibit H, payable to a Lender in a principal amount equal to the amount of such Lender’s Loan.

“Notice of Borrowing” means a notice substantially in the form of Exhibit C (or such other form reasonably acceptable to the Agent (acting at the written direction of the Lenders) and containing the information required in such Exhibit) to be delivered to the Agent pursuant to Section 2.02(b) evidencing the Borrower’s request for a borrowing of Loans.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Agent, any Lender or any other Indemnified Party of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Obligations” means, with respect to any Person (the “Reference Person”), liabilities and obligations of the Reference Person or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Reference Person would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of a report on Form 10-Q or Form 10-K (or their equivalents) which the Reference Person filed with the Securities and Exchange Commission (or any Governmental Authority substituted therefor).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.06).

“Participant” has the meaning given that term in Section 12.05(d).

“Participant Register” has the meaning given that term in Section 12.05(d).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Recipient” has the meaning given that term in Section 11.13(a).

“Permitted Liens” means, as to any Person: (a) Liens securing (x) taxes, assessments and other charges or levies imposed by any Governmental Authority or (y) the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, in each case, (i) which are not at the time required to be paid or discharged under Section 7.06, or (ii) if such Lien is the responsibility of a financially responsible tenant, mortgagor, or manager to discharge; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, and encroachments and protrusions which do not materially detract from the value of such property or impair the use thereof in the business of such Person and, in the case of the Borrower or any Subsidiary of the Borrower, Liens granted by any tenant on its leasehold estate in a Property which are subordinate to the interest of the Borrower or a Subsidiary of the Borrower in such Property; (d) Liens securing Indebtedness or other obligations (in each case, other than obligations in respect of money borrowed) in an aggregate principal amount not to exceed in the aggregate $1,500,000; (e) deposits to secure trade contracts (other than for Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (f) the lessor’s interest in property leased to the Borrower or any Subsidiary of the Borrower pursuant to a lease permitted by this Agreement; (g) the interests of tenants, operators or managers of Properties; (h) [reserved;] (i) Liens in favor of the Agent for the benefit of the Lenders pursuant to the Loan Documents; (j) Liens which are also secured by restricted Cash or Cash Equivalent Investments of equal or greater value; (k) Liens securing judgments not constituting an Event of Default under Section 10.01(h); (l) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; (m) Liens (i) on earnest money deposits in connection with purchases and sales of properties, (ii) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to this Agreement, or (iii) consisting of an agreement to dispose of any property; (n) Liens in favor of the Borrower or any Subsidiary of the Borrower; (o) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by the Borrower or any Subsidiary of the Borrower in the ordinary course of business; (p) any Lien on all or a portion of any Collateral that secures Prepetition Secured Debt; (q) [reserved]; and (r) any Permitted Prior Liens.

“Permitted Prior Liens” means any valid, perfected, enforceable, and non-avoidable prepetition liens (if any) that are senior to the liens or security interests securing the Prepetition Debt as of the Petition Date by operation of law or permitted by the Prepetition Secured Debt Documents and Prepetition Unsecured Debt Documents.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Petition Date” has the meaning given in the recitals to this Agreement.

“Plan of Division” means (i) with respect to a LLC, a plan of division adopted by such LLC as required by any applicable Governmental Authority in order to legally effectuate a LLC Division, including, without limitation, a plan of division as described in Section 18-217 of the Delaware Limited Liability Company Act, as amended from time to time, and (ii) with respect to a LP, a plan of division adopted by such LP as required by any applicable governmental authority in order to legally effectuate a LP Division, including, without limitation, a plan of division as described in Section 17-220 of the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“Post-Default Rate” means, in respect of any principal of any Loan or any other Obligation, a rate per annum equal to the Interest Rate plus two percent (2.0%).

“Prepetition Collateral” means the “Collateral” as defined in the Prepetition Secured Debt Documents, as the same existed on at any time prior to the Petition Date, including products and proceeds thereof, but excluding any “Excluded Collateral” or “Excluded Assets” (each as defined in the Prepetition Secured Debt Documents).

“Prepetition Debt” means the obligations in respect of Indebtedness arising under the Prepetition Secured Debt Documents and the Prepetition Unsecured Debt Documents.

“Prepetition Debt Documents” means the Prepetition Secured Debt Documents and the Prepetition Unsecured Debt Documents.

“Prepetition Management Structures Motion” means Emergency Motion of Debtors for Entry of an Order (i) Authorizing the Debtors to Continue Performing Under the Management Agreements and Honor Obligations Related Thereto; and (ii) Granting Related Relief Docket No. 23.

“Prepetition Secured Debt” means the obligations in respect of Indebtedness arising under the Prepetition Secured Debt Documents.

“Prepetition Secured Debt Documents” means: (a) the Credit Facility Agreement; (b) the 2027 Secured Notes; (c) the March 2029 Secured Notes; and (d) the September 2029 Secured Notes.

“Prepetition Secured Parties” means the secured parties under the Prepetition Secured Debt Documents as of the Petition Date.

“Prepetition Unsecured Debt Documents” means (a) that certain 8.000% Senior Priority Guaranteed Unsecured Notes Indenture, dated as of March 12, 2025, by and among Office Properties Income Trust, the subsidiary guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof; (b) that certain 2.650% Senior Notes Indenture, dated as of July 20, 2017, by and between Government Properties Income Trust (now known as Office Properties Income Trust) and U.S. Bank National Association, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof; (c) that certain 2.400% Senior Notes Indenture, dated as of July 20, 2017, by and between Government Properties Income Trust (now known as Office Properties Income Trust) and U.S. Bank National Association, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof; (d) that certain 3.450% Senior Notes Indenture, dated as of July 20, 2017, by and between Government Properties Income Trust (now known as Office Properties Income Trust) and U.S. Bank National Association, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof; and (e) that certain 6.375% Senior Notes Indenture, dated as of July 20, 2017, by and between Government Properties Income Trust (now known as Office Properties Income Trust) and U.S. Bank National Association, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

“Principal Office” means the office of the Agent located at 950 17th Street, Suite 1400, Denver, CO 80202, or any other subsequent office that the Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.

“Pro Rata Share” means, as to each Lender, the ratio, expressed as a percentage of (a) (i) the amount of such Lender’s Commitments plus (ii) the amount of such Lender’s outstanding Loan to (b) (i) the aggregate amount of the Commitments of all Lenders plus (ii) the aggregate amount of all outstanding Loans; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the “Pro Rata Share” of each Lender shall be the ratio, expressed as a percentage of (A) the sum of the unpaid principal amount of all outstanding Loans owing to such Lender as of such date to (B) the sum of the aggregate unpaid principal amount of all outstanding Loans of all Lenders as of such date. If at the time of determination the Commitments have terminated and there are no outstanding Loans, then the Pro Rata Shares of the Lenders shall be determined as of the most recent date on which Commitments were in effect or Loans were outstanding.

“Property” means any parcel of real property, together with all improvements thereon, owned or leased pursuant to a ground lease by the Borrower or any Subsidiary of the Borrower.

“Property Management Agreement” means that certain Property Management Agreement dated June 5, 2015, by and among RMR and Borrower, on behalf of itself and those of its Subsidiaries, as may from time to time own properties subject thereto, as amended to date and as may be hereafter amended from time to time.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Recipient” means (a) the Agent and (b) any Lender, as applicable.

“Register” has the meaning given that term in Section 12.05(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Initial Agreement Date in Applicable Law (including without limitation, Regulation D of the FRB) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy or liquidity. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted, implemented, or issued.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, shareholders, directors, officers, employees, agents, counsel, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Requisite Lenders” means, as of any date, both (a) the Ad Hoc Group SteerCo and (b) either (i) Lenders having more than 50% of the aggregate amount of the Commitments and the outstanding Loans of all Lenders, or (ii) if the Commitments have been terminated or reduced to zero, Lenders holding more than 50% of the principal amount of the aggregate outstanding Loans; provided that in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded; provided, further, that, if the Ad Hoc Group SteerCo holds more than 50% of the aggregate amount of the outstanding Commitments and/or Loans, as applicable, as of such date, in accordance with subclause (b) then the Ad Hoc Group SteerCo shall constitute Requisite Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) with respect to Borrower, Borrower’s President, Chief Financial Officer or Treasurer or any Managing Trustee of Borrower and (b) with respect to any other Loan Party, such Loan Party’s president, chief executive officer, chief operating officer or chief financial officer.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend or distribution payable solely in shares of that class of Equity Interests to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value (including, without limitation, any stock buybacks), direct or indirect, of any shares of any Equity Interest of Borrower or any of its Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Borrower or any of its Subsidiaries now or hereafter outstanding; provided, that, for the avoidance of doubt, intercompany transfers, loans and advances in the ordinary course of business and authorized pursuant to the Approved Budget and Cash Management Order shall not be considered Restricted Payments.

“Restructuring Support Agreement” means the Restructuring Support Agreement, dated as of October 30, 2025, by and among the Borrower, the other Debtors, the members of the 2029 Ad Hoc Group, and the other parties thereto, as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time subject to the consent rights set forth therein.

“RMR” means The RMR Group LLC, together with its successors and permitted assigns.

“Sanctioned Target” means any target of Sanctions, including: (a) Persons on any list of targets identified or designated pursuant to any Sanctions, (b) Persons, countries, or territories that are the target of any territorial or country-based Sanctions program, (c) Persons that are a target of or subject to Sanctions due to their ownership or control by any Sanctioned Target(s), or (d) otherwise a target of or subject to Sanctions, including vessels and aircraft, that are blocked under any Sanctions program.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws imposed, administered or enforced by: (a) the United States of America, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future statute or Executive Order, (b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom, or (e) any other governmental authority with jurisdiction over Borrower or any member of the Borrowing Group.

“Secured Parties” means, collectively, the Agent, the Lenders, and each co-agent or sub-agent appointed by the Agent from time to time pursuant to the terms of this Agreement, any other holder from time to time of any Obligations and, in each case, their respective successors and permitted assigns.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Security Documents” means, collectively, the DIP Orders and each other agreement, instrument or document that creates or purports to create a Lien on any Collateral as security for payment of the Obligations in favor of the Agent for the benefit of the Secured Parties.

“Segregated Account” means a deposit account of the Borrower, in which the proceeds of the Loans shall be deposited and held on each Borrowing Date and used for the purposes permitted by the Approved Budget (subject to variances permitted under Section 7.18(b)), and which account shall be subject to the Segregated Account Control Agreement to be effective after the Initial Agreement Date.

“Segregated Account Bank” means PNC Bank.

“Segregated Account Control Agreement” means a deposit account control agreement substantially in a form reasonably acceptable to the Agent (acting at the written direction of the Requisite Lenders) and the Borrower to be effective after the Initial Agreement Date and delivered to the Agent pursuant to Section 7.19. The terms of the Segregated Account Control Agreement shall permit the Loan Parties to retain full control over the Segregated Account consistent with the Approved Budget, and any restrictions under the Segregated Account Control Agreement shall not take effect unless an Event of Default has occurred or is occurring.

“September 2029 Secured Notes” means the Borrower’s 9.000% Senior Secured Notes due September 30, 2029, issued pursuant to the September 2029 Secured Notes Indentures.

“September 2029 Secured Notes Indentures” means, collectively: (i) that certain Indenture, dated as of June 20, 2024, among the Borrower, certain subsidiaries of the Borrower from time to time party thereto and U.S. Bank Trust Company, National Association, as trustee and collateral agent, as amended, restated, amended and restated, supplemented or otherwise modified prior to the Petition Date (the “Original 2029 Secured Notes Indenture”); and (ii) that certain Indenture, dated as of October 8, 2024, among the Borrower, certain subsidiaries of the Borrower from time to time party thereto and U.S. Bank Trust Company, National Association, as trustee and collateral agent, as amended, restated, amended and restated, supplemented or otherwise modified prior to the Petition Date (the “Subsequent 2029 Secured Notes Indenture”).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor.

“Sonesta” means Sonesta DC Hotel LLC.

“Specified Properties” means (i) the Designated Properties and (ii) the other properties of the Loan Parties that have been separately identified for sale or disposition as mutually agreed to in writing between the Borrower and the Ad Hoc Group SteerCo.

“Specified Property Sale” means a sale of any Specified Property to an unaffiliated third party purchaser (excluding, for the avoidance of doubt, Borrower or any of its Affiliates or Subsidiaries), which sale and the terms thereof shall be subject to prior approval in writing by the Agent (acting at the written direction of the Requisite Lenders).

“Subsequent 2029 Ad Hoc Group Lender” means Lenders constituting funds or accounts managed by: (i) Cetus Capital VI, L.P.; (ii) ExodusPoint Capital Management, LP; (iii) Nuveen Asset Management, LLC; (iv) Whitebox Advisors LLC; (v) Liberty Mutual Group Asset Management Inc.; (vi) Mackenzie Financial Corporation; and (vii) each additional Lender that, following the execution of the Restructuring Support Agreement, joins (or has joined) the 2029 Ad Hoc Group (with the prior written consent of the Requisite Lenders) and executes a joinder or transfer agreement in respect of the Restructuring Support Agreement.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Subsidiary Guarantor” means each Subsidiary of the Borrower that is a Debtor in the Bankruptcy Cases (other than the Credit Facility Loan Parties)

“Subsidiary Guaranty” means the Subsidiary Guaranty substantially in the form of Exhibit B executed and delivered by the Subsidiary Guarantors on the Initial Agreement Date, together with each joinder agreement and supplement executed and delivered in connection therewith, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Subsidiary Owner” means each Subsidiary of the Borrower listed on Schedule 1.1(c) attached hereto which owns a Collateral Property.

“Syndication Procedures” means the DIP Facility Syndication Procedures, agreed to on or about the date hereof, among the Borrower, the ad hoc group of lenders under the Original 2029 Secured Notes Indenture and the successor indenture trustee under the Subsequent 2029 Secured Notes Indenture.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tranche A1 Term Loan” has the meaning specified in the recitals to this Agreement.

“Tranche A2 Term Loan” has the meaning specified in the recitals to this Agreement.

“Tranche A Term Loan” has the meaning specified in the recitals to this Agreement and includes the Tranche A1 Term Loan and the Tranche A2 Term Loan.

“Tranche A Term Loan Commitment” means, as to each Tranche A Term Loan Lender, such Tranche A Term Loan Lender’s obligation (to the extent then applicable pursuant to the Final DIP Order) to make a Tranche A Term Loan pursuant to Section 2.02(a)(ii), in an amount up to, but not exceeding, the amount set forth for such Tranche A Term Loan Lender on Schedule I as such Tranche A Term Loan Lender’s “Commitment Amount”.

“Tranche A Term Loan Lender” means each financial institution with a Tranche A Term Loan Commitment, together with its respective successors and permitted assigns.

“Tranche B Term Loan” has the meaning specified in the recitals to this Agreement.

“Tranche B Term Loan Commitment” means, as to each Tranche B Term Loan Lender, such Tranche B Term Loan Lender’s obligation (to the extent then applicable pursuant to the Final DIP Order) to make a Tranche B Term Loan pursuant to Section 2.02(a)(iii), in an amount up to, but not exceeding, the amount set forth for such Tranche B Term Loan Lender on Schedule I as such Tranche B Term Loan Lender’s “Commitment Amount”.

“Tranche B Term Loan Commitment Fee” has the meaning given to that term in Section 3.05(a).

“Tranche B Term Loan Lender” means each financial institution with a Tranche B Term Loan Commitment, together with its respective successors and permitted assigns.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.06 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Special Resolution Regimes” has the meaning given to that term in Section 12.23.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.10(g)(ii)(B)(3).

“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.

“Withholding Agent” means (a) the Borrower, (b) any other Loan Party and (c) the Agent, as applicable.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02         General; References to Eastern Time. Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP in accordance with the definition thereof. Notwithstanding the preceding sentence, (x) for purposes of determining compliance with any covenant contained herein, Indebtedness of Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded, and (y) all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capitalized Lease Obligations in the financial statements. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a direct or indirect Subsidiary of the Borrower, and a reference to an “Affiliate” means a reference to an Affiliate of Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Eastern time, daylight or standard, as applicable.

Section 1.03         Other Interpretive Provisions.

(a)           The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(b)           The term “including” is by way of example and not limitation.

(c)           The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(d)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(e)           Excluding any transactions covered under Section 7.18(b), Section 9.01, and Section 9.04, notwithstanding anything to the contrary in this Agreement, or any other Loan Documents, nothing in this Agreement or any Loan Document shall be construed to prohibit any transactions specified in, or contemplated by, the initial Approved Budget, any other Approved Budget or the Cash Management Order, any transaction in the initial Approved Budget, the Approved Budget or the Cash Management Order shall not be deemed to cause any Default or Event of Default under this Agreement or any other Loan Document.

Section 1.04         Divisions. For all purposes under the Loan Documents, in connection with any division or Plan of Division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Article II

DIP Facility

Section 2.01         [Reserved].

Section 2.02         Loans.

(a)           Making of Loans.

(i)           Subject to the terms and conditions hereof and of the Interim DIP Order, on the Initial Agreement Date each Interim Term Loan Lender severally and not jointly funded its portion of the Interim Term Loan in Dollars to the Borrower in an aggregate principal amount equal to the amount of such Lender’s Interim Term Loan Commitment then outstanding. The proceeds of the Interim Term Loan were deposited into the Segregated Account and were used and shall be used solely as permitted by the Approved Budget (subject to variances permitted under Section 7.18(b)). Upon each Interim Term Loan Lender’s funding of the Interim Term Loan on the Initial Agreement Date, the relevant portion of each Interim Term Loan Lender’s Interim Term Loan Commitment terminated in full.

(ii)          Subject to the terms and conditions hereof and of the Final DIP Order, (A) on the A&R Agreement Date, the Tranche A Term Loan Lenders severally and not jointly agree to make the Tranche A1 Term Loan in Dollars to the Borrower in an aggregate principal amount equal to $64,324,983.12 of such Tranche A Term Loan Lenders’ Tranche A Term Loan Commitment, which funding may, for the avoidance of any doubt, happen promptly following the entry of the Final DIP Order and (B) the Tranche A Term Loan Lenders severally and not jointly agree to make the Tranche A2 Term Loan in Dollars to the Borrower in an aggregate principal amount equal to $10,675,016.88 of such Tranche A Term Loan Lenders’ Tranche A Term Loan Commitment, which funding may, for the avoidance of any doubt, happen promptly following the occurrence of the Expiration Time (as defined in the Syndication Procedures). The proceeds of each Tranche A Term Loan shall be deposited in the Segregated Account and used solely as permitted by the Approved Budget (subject to variances permitted under Section 7.18(b)). Upon a Tranche A Term Loan Lender’s funding of a Tranche A Term Loan, the relevant portion of its Tranche A Term Loan Commitment shall terminate.

(iii)         Subject to the terms and conditions hereof and of the Final DIP Order, on April 3, 2026 (or earlier, to the extent necessary for administrative or operational purposes), each Tranche B Term Loan Lender severally and not jointly agrees to make a Tranche B Term Loan in Dollars to the Borrower in an aggregate principal amount equal to the amount of such Tranche B Term Loan Lender’s Tranche B Term Loan Commitment. The proceeds of the Tranche B Term Loan shall be deposited in the Segregated Account and used solely as permitted by the Approved Budget (subject to variances permitted under Section 7.18(b)). Upon a Tranche B Term Loan Lender’s funding of a Tranche B Term Loan, the relevant portion of its Tranche B Term Loan Commitment shall terminate.

(b)           Requests for Loans. Not later than 10:00 a.m. at least three (3) Business Days prior to the anticipated Borrowing Date (or, with respect to (x) the Interim Term Loan to be made upon the entry of the Interim DIP Order and (y) each Tranche A Term Loan to be made following the entry of the Final DIP Order, one (1) Business Day prior to the Borrowing Date) (or such later time and/or shorter period as the Agent (acting at the direction of the Requisite Lenders) may agree in its sole discretion), the Borrower shall deliver to the Agent a Notice of Borrowing requesting that the Interim Term Loan Lenders, the Tranche A Term Loan Lenders or the Tranche B Term Loan Lenders, as applicable, make the Interim Term Loan, a Tranche A Term Loan or the Tranche B Term Loan, as applicable, on the proposed Borrowing Date and specifying the aggregate principal amount of the Interim Term Loans, the Tranche A Term Loans or the Tranche B Term Loans, as applicable, to be borrowed. Upon receipt of such notice the Agent shall promptly notify each Interim Term Loan Lender, Tranche A Term Loan Lender or Tranche B Term Loan Lender, as applicable.

(c)           Funding of Loans. Each Lender shall deposit an amount equal to the Loan to be made by such Lender to the Borrower with the Agent at the Principal Office, in immediately available funds, not later than 12:00 p.m. on the applicable Borrowing Date (or such later time and/or shorter period as the Agent (acting at the direction of the Requisite Lenders) may agree in its sole discretion). Subject to fulfillment of all applicable conditions set forth herein, the Agent shall make such new Loans available to the Borrower by promptly crediting, in like funds, to the Segregated Account, not later than 5:00 p.m. on the applicable Borrowing Date, the proceeds of such amounts received by the Agent. The Borrower may not reborrow any portion of the Loans once repaid.

Section 2.03         [Reserved].

Section 2.04         [Reserved].

Section 2.05         Rates and Payment of Interest on Loans.

(a)           Interest Rate. The Borrower promises to pay to the Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the Interest Rate; provided that, notwithstanding anything to the contrary in this Agreement or the Final DIP Order, interest shall begin to accrue on the amount of the Tranche A2 Term Loan (i.e., $10,675,016.88) from the date of initial funding of the Tranche A1 Term Loan, including for the avoidance of doubt during the period from the date of initial funding of the Tranche A1 Term Loan to and including the date of initial funding of the Tranche A2 Term Loan.

(b)           Post-Default Rate. Notwithstanding the foregoing, while an Event of Default exists, the Borrower shall pay to the Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender and on any other amount payable by the Borrower hereunder or under any Note held by such Lender to or for the account of such Lender (including without limitation or any duplication, accrued but unpaid interest to the extent permitted under Applicable Law), calculated from the date such payment was due without regard to any grace or cure periods contained herein.

(c)           Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable in cash in arrears on each Interest Payment Date applicable thereto and on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time in cash on demand.

Section 2.06         Number of Loans. There may be no more than four (4) Loans outstanding at the same time.

Section 2.07         Repayment of Loans. Unless otherwise equitized in accordance with the Restructuring Support Agreement, the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loans on the Maturity Date. The treatment of the Obligations is addressed in the Restructuring Support Agreement but, for the avoidance of doubt, to the extent the Restructuring Support Agreement is terminated, all Obligations shall be paid in full in cash and the Debtors and reorganized Debtors (as applicable) shall not have the option to distribute common equity of reorganized Borrower in full or partial satisfaction of such Obligations, notwithstanding anything to the contrary herein.

Section 2.08         Prepayments. The Borrower may prepay any Loan, in whole or in part, at any time; provided that, upon any voluntary prepayment of any Loan, any right or option of the Borrower to equitize such Loan (or any portion thereof) in accordance with the Restructuring Support Agreement shall automatically and irrevocably terminate and be forfeited. In the event of a voluntary prepayment, the Borrower shall pay to the Agent in cash, for the pro rata benefit of the applicable Lenders, as an inducement for making the Loans and extending their Commitments hereunder, a prepayment premium equal to 1.0% multiplied by the sum of the principal amount of the Loans that are being repaid at such time. The Borrower shall give the Agent three (3) Business Days prior written notice of the prepayment (for further distribution to the Lenders) of any Loan in accordance with the Final DIP Order. Such written notice to the Agent shall identify (i) the total principal amount of the Loan being prepaid; (ii) the amount of premium; and (iii) the date of such prepayment. The Agent shall forward such notice of prepayment to each Lender. Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $250,000 in excess thereof. Each such voluntary prepayment shall be applied to repay the principal outstanding on the Loans pro rata in accordance with Section 3.02.

Section 2.09         [Reserved].

Section 2.10         [Reserved].

Section 2.11         Notes.

(a)           Notes. Except in the case of a Lender that has notified the Agent and the Borrower in writing that it elects not to receive a Note, any Loan made by a Lender shall, in addition to this Agreement, also be evidenced by a Note, payable to such Lender in a principal amount equal to the amount of its Loan and otherwise duly completed. After the Initial Agreement Date, to the extent a Lender which has notified the Agent and the Borrower that it elects not to receive a Note elects to receive a Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated as of the Borrowing Date of the applicable Loan.

(b)           Records. The date, amount, interest rate and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Agent pursuant to Section 3.08, in the absence of manifest error, the statements of account maintained by the Agent pursuant to Section 3.08 shall be controlling.

(c)           Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Article III

Payments, Fees and Other General Provisions

Section 3.01         Payments.

(a)           Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, or in common equity of reorganized Borrower (to the extent provided for herein or in the Restructuring Support Agreement) without setoff, deduction or counterclaim (excluding Taxes required to be withheld pursuant to Section 3.10), to the Agent at the Principal Office, not later than 12:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 10.05, the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. Subject to the definitions of Interest Period and Interest Payment Date, if the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

(b)           Presumptions Regarding Payments by Borrower. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent on demand that amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

Section 3.02         Pro Rata Treatment. Except to the extent otherwise provided herein: (a) the making of Loans under Section 2.02(a) shall be made from the Lenders holding Commitments in respect of the applicable Loan, pro rata according to the amounts of their respective Commitments; (b) each payment of principal of Loans shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; (c) each payment of interest on Loans shall be made for the account of the Lenders, pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; and (d) each payment of any fee set forth in Section 3.05 shall be made for the account of the Lenders entitled to such fee, pro rata in accordance with their respective entitlements pursuant to Section 3.05. Any payment of principal or interest made during the existence of a Default or Event of Default shall be made for the account of the Lenders in accordance with the order set forth in Section 10.05.

Section 3.03         Sharing of Payments, Etc. If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through other payments made by or on behalf of the Borrower or any other Loan Party to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.02 or Section 10.05, as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.02 or Section 10.05, as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower or any other Loan Party.

Section 3.04         Several Obligations. No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.05         Fees.

(a)           Tranche B Term Loan Commitment Fee. The Borrower agrees to pay in cash to the Agent for the ratable account of each Tranche B Term Loan Lender holding Tranche B Term Loan Commitments, a commitment fee (the “Tranche B Term Loan Commitment Fee”) in an aggregate amount equal to 0.75% per annum times the actual daily amount of the aggregate undrawn Tranche B Term Loan Commitments. The Tranche B Term Loan Commitment Fee shall accrue from and including the A&R Agreement Date to and including the date on which such Tranche B Term Loan Commitments are fully drawn, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December.

(b)           Upfront Fee. The Borrower agrees to pay to Agent, for the ratable account of each Lender holding Commitments, an upfront fee, in an aggregate amount equal to 2.25% of the Commitments, which fee (i) shall be earned upon the funding of each Loan and payable in kind, (ii) shall (A) in the case of the portion of such upfront fee corresponding to the amount of the Interim Term Loan, be capitalized and added to the amount of the Initial Term Loan Facility upon the Effective Date and owed to the Interim Term Loan Lenders ratably based on their respective Interim Term Loan Commitments upon the Effective Date before giving effect to the draw on that date, (B) in the case of the portion of such upfront fee corresponding to the amount of the Tranche A Term Loan, be capitalized and added to the amount of the A&R Term Loan Facility on the date on which the Tranche A Term Loan is drawn and owed to the Tranche A Term Loan Lenders ratably based on their respective Tranche A Term Loan Commitments upon such date before giving effect to the draw on that date (but after giving effect to the termination of Interim Term Loan Commitments as a result of the borrowing of the Interim Term Loan) and (C) in the case of the portion of such upfront fee corresponding to the amount of the Tranche B Term Loan, be capitalized and added to the amount of the A&R Term Loan Facility on the date on which all or any portion of the Tranche B Term Loan is drawn and owed to the Tranche B Term Loan Lenders ratably based on their respective Tranche B Term Loan Commitments upon such date before giving effect to the draw on that date (but after giving effect to the termination of Interim Term Loan Commitments and Tranche A Term Loan Commitments, as applicable, in each case, as a result of the borrowing of the Interim Term Loan and the Tranche A Term Loan), and (iii) may be paid in cash at the Borrower’s election in its sole discretion, or, at the Borrower’s election in its sole discretion, pursuant to an Acceptable Plan, in the form of common equity of the reorganized Borrower (at Acceptable Plan value) (subject to dilution from any applicable management incentive plan) in an aggregate amount equal to 3.6% of the Commitments, in each case, payable on the earliest to occur of (x) the Maturity Date and (y) the date of any voluntary prepayment of such Loan or repayment in connection with an acceleration of the Loans.

(c)           Anchor Capital Commitment Fee. The Borrower agrees to pay to the Ad Hoc Group SteerCo, for the ratable account of each member of the Ad Hoc Group SteerCo (based on their respective holdings of the September 2029 Secured Notes upon execution of the Restructuring Support Agreement), an anchor capital commitment fee, in an aggregate amount equal to 10.00% of the aggregate amount of the Commitments of all Lenders, which fee shall be earned upon the initial funding of the Facilities and may be paid in cash or, at the Borrower’s election, pursuant to an Acceptable Plan, in common equity of the reorganized Borrower (at Acceptable Plan value) (subject to dilution from any applicable management incentive plan).

(d)           Exit Fee. The Borrower agrees to pay to Agent, for the ratable account of each Lender, an exit fee in an aggregate amount equal to 4.50% of the principal amount of each Loan, which fee (i) shall be fully earned upon the funding of the applicable Loan, (ii) shall be payable on the earliest to occur of (x) the Maturity Date and (y) the date of any voluntary prepayment of such Loan (including any repayment in connection with an acceleration of the Loans), and (iii) may be paid in cash or, at the Borrower’s election, pursuant to an Acceptable Plan, common equity of the reorganized Borrower (at Acceptable Plan value) (subject to dilution from any applicable management incentive plan).

(e)           Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Agent as provided in the Fee Letter and as may be otherwise agreed to in writing from time to time by the Borrower and the Agent.

(f)            Payment of Fees. All fees payable hereunder shall be paid by no later than 12:00 p.m. on the dates due, and to the extent payable in cash, paid in immediately available funds in Dollars, to Agent for distribution, other than in the case of fees payable solely for account of Agent, to the Lenders entitled thereto, or in common equity of reorganized Borrower (to the extent provided for herein or in the Restructuring Support Agreement). Fees paid shall not be refundable under any circumstances. If any fee set forth in this Section 3.05 is to be paid in cash, then the Borrower will provide three (3) Business Days’ prior written notice to the Agent (for further distribution to the applicable Lenders) of its intent to pay such fee in cash.

Section 3.06         Computations. Unless otherwise expressly set forth herein, all computations of fees and interest provided hereunder shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.

Section 3.07         Usury. In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.05. Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, arrangement fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Agent or any Lender to third parties or for damages incurred by the Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.08         Statements of Account. The Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Agent shall be deemed conclusive upon the Borrower absent manifest error. The failure of the Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.09         Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a)           Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Requisite Lenders”.

(b)           Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Agent for the account of such Defaulting Lender (whether at maturity, pursuant to Article X or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 12.03 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Article V were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their respective Loan Percentages, as applicable. Any payments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)           [Reserved]

(d)           Defaulting Lender Cure. If the Borrower and the Agent agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their respective Loan Percentages, as applicable, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(e)           Purchase of Defaulting Lender’s Commitment. During any period that a Lender is a Defaulting Lender, the Borrower may, by the Borrower giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 12.05(b). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender which is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitment via an assignment subject to and in accordance with the provisions of Section 12.05(b). In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption and, notwithstanding Section 12.05(b), shall pay to the Agent an assignment fee in the amount of $7,500. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Agent or any of the Lenders.

Section 3.10         Taxes.

(a)           Interpretation. For purposes of this Section, the term “Applicable Law” includes FATCA.

(b)           Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)           Payment of Other Taxes by the Borrower. The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d)           Indemnification by the Borrower. The Borrower and the other Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient (whether directly or pursuant to Section 3.10(e)(i)) or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that neither the Borrower nor any other Loan Party shall be liable to indemnify any Lender or Participant for any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.05 relating to the maintenance of a Participant Register. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)           Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or another Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.05 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to such Lender from any other source against any amount due to the Agent under this subsection. The provisions of this subsection shall continue to inure to the benefit of an Agent following its resignation or removal as Agent or termination of this Agreement.

(f)            Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or such other Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g)           Status of Lenders.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following Clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the applicable Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing:

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(1)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)           an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8ECI;

(3)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)           to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8IMY, accompanied by electronic copies (or originals if requested by the Borrower or the Agent) of executed IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an electronic copy (or an original if requested by the Borrower or the Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed and executed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made;

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(E)           on or before the date the Agent becomes a party to this Agreement and thereafter when the documentation previously delivered becomes obsolete or expired or otherwise upon reasonable request, (A) if the Agent is a U.S. Person, the Agent shall deliver to the Borrower duly executed copies of IRS Form W-9 certifying that it is a U.S. Person exempt from U.S. federal backup withholding and (B) if the Agent is not a U.S. Person, the Agent (including any successor Agent that is not a U.S. Person) shall deliver to the Borrower duly executed copies of IRS Form W-8ECI (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (for all other payments) certifying that it is a “U.S. branch” and that the payments it receives for the account of Lenders are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Loan Parties to be treated as a U.S. Person with respect to such payments (and the Loan Parties and the Agent agree to so treat the Agent as a U.S. Person with respect to such payments), in each case of clause (A) and (B), with the effect and agreement that the Agent assumes U.S. tax withholding and reporting compliance with respect to payments to the Lenders and the Borrower may make payments to the Agent, to the extent such payments are received by the Agent as an intermediary, without deduction or withholding of any Taxes imposed by the United States.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(h)           Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will an indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)           Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)           FATCA Determination. For purposes of determining withholding Taxes imposed under FATCA, from and after the Effective Date, the Borrower and the Agent shall treat (and the Lenders hereby authorize the Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

Article IV

Yield Protection, Etc.

Section 4.01         Additional Costs; Capital Adequacy.

(a)           Capital Adequacy. If any Lender determines that any Regulatory Change affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity ratios or requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, any Commitment of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company would have achieved but for such Regulatory Change (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(b)           Additional Costs. If any Regulatory Change shall:

(i)             impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the FRB, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender;

(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in Clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)           impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such other Recipient or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(c)           [Reserved].

(d)           Notification and Determination of Additional Costs. Each of the Agent and each Lender, as the case may be, agrees to notify the Borrower of any event occurring after the Initial Agreement Date entitling the Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Agent or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder (and in the case of a Lender, to the Agent); provided, further, that notwithstanding the foregoing provisions of this Section, the Agent or a Lender, as the case may be, shall not be entitled to compensation for any such amount relating to any period ending more than six months prior to the date that the Agent or such Lender, as applicable, first notifies the Borrower in writing thereof or for any amounts resulting from a change by any Lender of its Lending Office (other than changes required by Applicable Law), except that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof. The Agent and each Lender, as the case may be, agrees to furnish to the Borrower a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by the Agent or such Lender, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error. The Borrower shall pay the Agent or any such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 4.02         [Reserved].

Section 4.03         Illegality. If, in any applicable jurisdiction, the Agent or any Lender determines that due to a Regulatory Change it is unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Agent or any Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Loan or (iii) issue, make, maintain, fund or charge interest or fees with respect to any extension of credit hereunder, such Person shall promptly notify the Agent, then, upon the Agent notifying the Borrower, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest or fees with respect to any such extension of credit shall be suspended (and, if applicable, the provisions of Section 4.06 shall apply), and to the extent required by Applicable Law, cancelled. Upon receipt of such notice, the Loan Parties shall take all reasonable actions requested by such Person to mitigate or avoid such illegality.

Section 4.04         [Reserved].

Section 4.05         [Reserved].

Section 4.06         Affected Lenders. (a) If (a) a Lender requests compensation pursuant to Section 4.01 or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.10 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 4.07, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.05), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.10 or Section 4.01) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)           the Borrower shall have paid to the Agent the assignment fee (if any) specified in Section 12.05(b)(iv);

(ii)          such Lender shall have received payment of (x) the aggregate principal balance of all Loans then owing to the such Lender, plus (y) any accrued but unpaid interest thereon and accrued but unpaid fees owing to such Lender, or any other amount as may be mutually agreed upon by such Lender and Eligible Assignee;

(iii)           in the case of any such assignment resulting from a claim for compensation under Section 4.01 or payments required to be made pursuant to Section 3.10, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)          such assignment does not conflict with Applicable Law; and

(v)           in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable consent, approval, amendment or waiver.

(b)           A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 4.07         Change of Lending Office. If any Lender requests compensation under Section 4.01, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.10, then such Lender shall (at the written request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 3.10 or Section 4.01, as the case may be, in the future, and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Article V

Conditions Precedent

Section 5.01         Initial Conditions Precedent. The effectiveness of the Initial DIP Credit Agreement and the obligation of the Initial Term Loan Lenders to make the Interim Term Loan hereunder are subject to the satisfaction or waiver of the following conditions precedent:

(a)           The Lenders and the Agent shall have received each of the following, in form and substance satisfactory to the Agent (acting at the written direction of the Lenders):

(i)             Each Loan Document to be entered into on the Effective Date by a Loan Party, in each case duly executed and delivered by Responsible Officer of each of the Loan Parties party thereto;

(ii)            Notes executed by the Borrower, payable to each applicable Lender (other than any Lender that has requested that it not receive Notes) and complying with the terms of Section 2.11(a);

(iii)           the Subsidiary Guaranty executed by each of the Subsidiary Guarantors initially to be a party thereto;

(iv)          [Reserved];

(v)           [Reserved];

(vi)          the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;

(vii)          a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party;

(viii)        a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver, on behalf of the Borrower and Notices of Borrowing;

(ix)           copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(x)            a Compliance Certificate calculated as of the Effective Date on a pro forma basis for the Borrower’s fiscal quarter ending September 30, 2025;

(xi)           [Reserved];

(xii)          Uniform Commercial Code financing statements in proper form for filing with the applicable secretary of state naming each Loan Party as debtor thereunder;

(xiii)         copies of Uniform Commercial Code search reports listing all effective financing statements filed against each Loan Party, with copies of such financing statements;

(xiv)         evidence that the Fees, if any, then due and payable under Section 3.05, together with all other fees, expenses and reimbursement amounts due and payable to the Agent and any of the Lenders, including without limitation, the fees and expenses of counsel to the Agent and of the Lender Advisors, have been paid;

(xv)          a customary certificate, dated the Effective Date and signed by an authorized officer of Borrower, certifying that no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which would reasonably be expected to result in a Material Adverse Effect;

(xvi)         a copy of each of the Property Management Agreement and Business Management Agreement certified as true, correct and complete by a Responsible Officer of Borrower;

(b)           [Reserved];

(c)           [Reserved];

(d)           [Reserved];

(e)           [Reserved];

(f)            [Reserved];

(g)           the Borrower and each other Loan Party shall have provided all information requested by the Agent and each Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, to the extent requested not less than five (5) Business Days prior to the Effective Date;

(h)           at least five (5) Business Days prior to the Initial Agreement Date, the Borrower shall deliver, on behalf of itself to the extent that it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification to each Lender that so requests such a Beneficial Ownership Certification;

(i)            the Agent shall have received evidence, in form and substance satisfactory to the Agent (acting at the written direction of the Lenders), that, as of the Effective Date, the organizational structure of Borrower and each Subsidiary of Borrower is as set forth on Schedule 5.1 attached hereto;

(j)            since June 12, 2025, there shall not have occurred or exist any event or occurrence which would reasonably be expected to have a material adverse effect on the Debtors’ business, operations, properties, assets, condition (financial or otherwise) or liabilities, taken as a whole (other than events leading up to the Bankruptcy Cases and events that would reasonably be expected to result from the filing or commencement of the proceedings under chapter 11 of the Bankruptcy Code and the continuation and prosecution thereof, including any decline in business relationships, reputation, or financial performance resulting from the Chapter 11 filing), on the ability of the Debtors, taken as a whole, to perform their respective payment obligations under the Loan Documents (other than as a result of events leading up to and resulting from the commencement of the Bankruptcy Cases and the continuation and prosecution thereof), or the ability of the Agent and the Lenders to enforce their rights and remedies under the Loan Documents (provided, that any effects resulting from changes in general economic conditions, financial markets, industry conditions, or geopolitical events, except to the extent such effects have a materially disproportionate impact on the Borrower relative to similarly situated companies, shall not constitute a material adverse effect and no event shall constitute a material adverse effect to the extent such event is expressly addressed by the Milestones or permitted variances under Section 7.18(b));

(k)           the Petition Date shall have occurred, and the Borrower and each Guarantor shall be a debtor and a debtor-in-possession;

(l)            the Restructuring Support Agreement shall be in full force and effect and shall not have been amended or modified in a manner that is materially adverse to the Agent or Lenders without the prior written consent of the Requisite Lenders;

(m)           (i) the Interim DIP Order shall have been entered by the Bankruptcy Court and shall not have been reversed, amended, stayed, vacated, terminated or otherwise modified in any manner that is materially adverse to the Agent or Lenders without the prior written consent of the Agent and the Requisite Lenders and (ii) no motion for reconsideration of the Interim DIP Order shall have been timely filed by any Debtor or any Subsidiary thereof;

(n)           the Agent and the Lenders shall have received a copy of the Approved Budget, certified by a Responsible Officer of the Borrower, and in form and substance reasonably satisfactory to the Requisite Lenders;

(o)           all proposed “first day orders” and motions to be filed at the time of commencement of the Bankruptcy Cases or shortly thereafter shall have been reviewed in advance by the Requisite Lenders or their counsel and shall be in form and substance reasonably satisfactory to the Requisite Lenders;

(p)           no trustee, examiner, or receiver shall have been appointed or designated with respect to the Debtors’ business, properties or assets which, if granted, would result in a person other than the Debtors exercising control over the Debtors’ assets;

(q)           all “first day” orders entered by the Bankruptcy Court pertaining to cash management and adequate protection and all motions and documents filed in connection therewith, shall be in form and substance reasonably acceptable to the Requisite Lenders;

(r)            [Reserved];

(s)           the DIP Order, upon entry thereof and subject to the terms thereof, shall be effective to create in favor of the Agent, for the benefit of the Secured Parties, legal, valid, enforceable, perfected and (if applicable) unavoidable Liens on and security interests in the Collateral as set forth in Section 6.02(l)(i) and Exhibit C to the DIP Order, and subject in all respects to Section 12.25. The Loan Parties shall have delivered UCC financing statements, in suitable form for filing with the applicable secretary of state, and shall have made arrangements for the filing thereof with the applicable secretary of state and for the recording of the DIP Order with the applicable local real property recording offices, in each case, that are reasonably acceptable to the Requisite Lenders; and

(t)            the Borrower shall have established the Segregated Account.

The Lenders shall notify the Borrower and the Agent of the occurrence of the Effective Date in writing promptly upon such conditions precedent being satisfied (or waived), and such notice shall be conclusive and binding evidence of the occurrence thereof. The Borrower acknowledges that all conditions precedent under this Section 5.01 were satisfied (or waived) on the Initial Agreement Date.

Section 5.02         Conditions Precedent to the Funding of Tranche A Term Loans. The effectiveness of this Agreement, the effectiveness of the Commitments of the Tranche A Term Loan Lenders pursuant to this Section 5.02 and the obligation of any Tranche A Term Loan Lender to make any Tranche A Term Loan on and after the A&R Effective Date are each subject to the further conditions precedent that:

(a)           The Lenders and the Agent shall have received each of the following, in form and substance satisfactory to the Agent (acting at the written direction of the Lenders):

(i)            counterparts of this Agreement duly executed and delivered by a Responsible Officer of each of the Loan Parties;

(ii)            Notes executed by the Borrower, payable to each applicable Lender (other than any Lender that has requested that it not receive Notes) and complying with the terms of Section 2.11(a);

(b)           the Restructuring Support Agreement shall be in full force and effect and shall not have been amended or modified in a manner that is materially adverse to the Lenders without the prior written consent of the Requisite Lenders (or as otherwise permitted pursuant to the terms therein);

(c)           no Default or Event of Default shall exist as of the date of the making of such Tranche A Term Loan or would exist immediately after giving effect thereto;

(d)           the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder;

(e)           (i) the Final DIP Order shall have been entered by the Bankruptcy Court and no order shall have been entered reversing, amending, staying, vacating, terminating or otherwise modifying in any manner adverse to the Agent and Lenders the Interim DIP Order or the Final DIP Order, as applicable and (ii) no motion for reconsideration of the Final DIP Order shall have been timely filed by any Debtor or any Subsidiary thereof;

(f)           in respect of the Tranche A2 Term Loan only, (i) the Expiration Time (as defined in the Syndication Procedures) shall have occurred; and (ii) to the extent that any eligible holder of the September 2029 Secured Notes subscribes for its pro rata portion of the Tranche A2 Term Loan Commitments and Tranche B Term Loan Commitments pursuant to and in accordance with the terms and conditions of the Syndication Procedures, the Master Assignment and Assumption (as defined in the Syndication Procedures) shall have become effective, and each assignment of Commitments contemplated thereunder shall have been consummated in accordance with the terms of the Master Assignment and Assumption, the Syndication Procedures and the terms of this Agreement and provided in writing to the Agent; and

(g)           delivery of a Notice of Borrowing.

In addition, the Borrower shall be deemed to have represented to the Agent and the Tranche A Term Loan Lenders at the time any Tranche A Term Loan is made that all conditions to the making of such Tranche A Term Loan contained in this Article V have been satisfied. Unless set forth in writing to the contrary, the making of a Tranche A Term Loan by a Tranche A Term Loan Lender shall, in each case, constitute a certification by such Tranche A Term Loan Lender to the Agent for the benefit of the Agent and the Tranche A Term Loan Lenders that the conditions precedent for Tranche A Term Loans set forth in this Section 5.02 that have not previously been waived by the Tranche A Term Loan Lenders in accordance with the terms of this Agreement have been satisfied; provided that this sentence shall inure only to the benefit of the Agent and the Tranche A Term Loan Lenders and not to the Borrower or any other Loan Party.

Section 5.03         Conditions Precedent to the Funding of Tranche B Term Loans. The effectiveness of the Commitments of the Tranche B Term Loan Lenders pursuant to this Section 5.03 and obligation of any Tranche B Term Loan Lender to make any Tranche B Term Loan after the A&R Effective Date are each subject to the further conditions precedent that:

(a)           the Lenders and the Agent shall have received, in form and substance satisfactory to the Agent (acting at the written direction of the Lenders), Notes executed by the Borrower, payable to each applicable Lender (other than any Lender that has requested that it not receive Notes) and complying with the terms of Section 2.11(a);

(b)           the Restructuring Support Agreement shall be in full force and effect and shall not have been amended or modified in a manner that is materially adverse to the Lenders without the prior written consent of the Requisite Lenders (or as otherwise permitted pursuant to the terms therein);

(c)           no Default or Event of Default shall exist as of the date of the making of such Tranche B Term Loan, as applicable, or would exist immediately after giving effect thereto;

(d)           the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder;

(e)           (i) the Final DIP Order shall have been entered by the Bankruptcy Court and no order shall have been entered reversing, amending, staying, vacating, terminating or otherwise modifying in any manner adverse to the Agent and Lenders the Interim DIP Order or the Final DIP Order, as applicable and (ii) no motion for reconsideration of the Final DIP Order shall have been timely filed by any Debtor or any Subsidiary thereof; and

(f)            delivery of a Notice of Borrowing.

In addition, the Borrower shall be deemed to have represented to the Agent and the Tranche B Term Loan Lenders at the time any Tranche B Term Loan is made that all conditions to the making of such Tranche B Term Loan contained in this Article V have been satisfied. Unless set forth in writing to the contrary, the making of a Tranche B Term Loan by a Tranche B Term Loan Lender shall constitute a certification by such Tranche B Term Loan Lender to the Agent for the benefit of the Agent and the Tranche B Term Loan Lenders that the conditions precedent for Tranche B Term Loans set forth in this Section 5.03 that have not previously been waived by the Tranche B Term Loan Lenders, as applicable, in accordance with the terms of this Agreement have been satisfied; provided that this sentence shall inure only to the benefit of the Agent and the Tranche B Term Loan Lenders and not to the Borrower or any other Loan Party.

Article VI

Representations and Warranties

Section 6.01         Representations and Warranties of the Borrower. In order to induce the Agent and each Lender to enter into this Agreement and to make Loans, the Borrower represents and warrants to the Agent and each Lender as follows:

(a)           Organization; Power; Qualification. Each of the Borrower, the other Loan Parties and the other Subsidiaries of Borrower is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation and, subject to the entry and terms of the Interim DIP Order (and the Final DIP Order, when applicable), has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized would reasonably be expected to have, in each instance, a Material Adverse Effect.

(b)           Ownership. As of the Initial Agreement Date, (A) each Loan Party owns, free and clear of all Liens, and has the unencumbered right to vote, all outstanding Equity Interests in each Subsidiary held by it, (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person (other than Borrower)

(c)           Authorization of Loan Documents and Borrowings. Subject to the entry and terms of the Interim DIP Order (and the Final DIP Order, when applicable): (i) the Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder; (ii) the Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents and the Fee Letter to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby; (iii) the Loan Documents and the Fee Letter to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(d)           Compliance of Loan Documents with Laws. Subject to the entry and terms of the Interim DIP Order (and the Final DIP Order, when applicable), the execution, delivery and performance of this Agreement, the other Loan Documents to which any Loan Party is a party and of the Fee Letter in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval (other than (1) the filing of Uniform Commercial Code financing statements, the filing and recording of the DIP Order in the applicable real property recording offices and other filings or registrations necessary to perfect the Liens granted in favor of the Secured Parties and (2) payments of any related fees, taxes or charges) or violate any Applicable Law (including all Environmental Laws) relating to the Borrower or any other Loan Party or (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party.

(e)           Compliance with Law; Governmental Approvals. Each of the Borrower, the other Loan Parties and the other Subsidiaries is in compliance with each Governmental Approval and all other Applicable Laws relating to it (including, from and after the Petition Date, without limitation, the Bankruptcy Code, the DIP Order and any other order of the Bankruptcy Court) except for noncompliances which, and Governmental Approvals the failure to possess which, would not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

(f)            [Reserved].

(g)           [Reserved]

(h)           REIT Status. Borrower qualifies as, and has elected to be treated as, a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow Borrower to maintain its status as a REIT.

(i)            Employees. As of the Effective Date, each of the Borrower and the other Loan Parties do not have any employees, and there are no ERISA Plans or Multiemployer Plans.

(j)            Absence of Default. None of the Loan Parties or any of the other Subsidiaries of the Borrower is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, any Loan Party or any other Subsidiary of the Borrower under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(k)           Investment Company. None of Borrower, any other Loan Party or any other Subsidiary of Borrower is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(l)            Margin Stock. None of Borrower, any other Loan Party or any other Subsidiary of Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(m)           Accuracy and Completeness of Information. All written information, reports and other papers and data (other than financial projections and other forward looking statements, and information of a general economic or industry specific nature) furnished to the Agent or any Lender by, on behalf of, or at the written direction of, Borrower, any other Loan Party or any other Subsidiary of Borrower were, at the time the same were so furnished, taken as a whole (in light of the circumstances under which it was delivered), complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year end audit adjustments and absence of full footnote disclosure). All financial projections and other forward looking statements prepared by or on behalf of Borrower, any other Loan Party or any other Subsidiary of Borrower that have been or may hereafter be made available to the Agent or any Lender were or will be prepared in good faith based on reasonable assumptions. No fact is known to any Loan Party which has had, or may in the future have (so far as any Loan Party can reasonably foresee), a Material Adverse Effect which has not been set forth in such information, reports or other papers or data or otherwise disclosed in writing to the Agent and the Lenders, or in the public domain. No document furnished or written statement made to the Agent or any Lender in connection with the negotiation, preparation or execution of, or pursuant to, this Agreement or any of the other Loan Documents contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

(n)           Not Plan Assets; No Prohibited Transactions. None of the assets of Borrower, any other Loan Party or any other Subsidiary of Borrower constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(o)           Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.

(i)            Continuously throughout the term of this Agreement, (w) no member of the Borrowing Group is a Sanctioned Target; (x) no member of the Borrowing Group is owned or controlled by, or is or has been acting or purporting to act for or on behalf of, directly or indirectly, a Sanctioned Target; (y) each member of the Borrowing Group complies with policies, procedures and controls reasonably designed by Borrower or its Affiliates, as applicable, to assure compliance with Sanctions; and (z) to the best of the Borrower’s knowledge, after due care and inquiry, no member of the Borrowing Group is under investigation for an alleged violation of Sanction(s) by a Governmental Authority that enforces Sanctions. The Borrower shall notify the Agent in writing not more than one (1) Business Day after first becoming aware of any breach of this Section 6.01(o)(i).

(ii)           Continuously throughout the term of this Agreement, (x) each member of the Borrowing Group complies with policies, procedures and controls reasonably designed by Borrower or its Affiliates, as applicable, to assure compliance with Anti-Money Laundering Laws and Anti-Corruption Laws, and (y) to the best of the Borrower’s knowledge, after due care and inquiry, no member of the Borrowing Group is under investigation for an alleged violation of Anti-Money Laundering Laws or Anti-Corruption Laws by a Governmental Authority that enforces such laws.

(iii)           No proceeds of any Loans have been used, directly or indirectly, by the Borrower or any other member of the Borrowing Group in violation of Section 9.11(b).

(p)           Affected Financial Institutions. None of Borrower or any Subsidiary of the Borrower is an Affected Financial Institution.

Section 6.02         Further Representations and Warranties of the Borrower. In order to induce the Agent and each Lender to enter into this Agreement and to make Loans, the Borrower represents and warrants to the Agent and each Lender as follows:

(a)           Compliance of Loan Documents with Laws. The execution, delivery and performance of this Agreement, the other Loan Documents to which any Loan Party (other than Borrower) is a party and of the Fee Letter in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which the Borrower or any Subsidiary of Borrower is a party or by which it or any of its respective properties may be bound or (ii) result in or require the creation or imposition of any Lien other than Liens permitted by Section 9.02 upon or with respect to any property now owned or hereafter acquired by Borrower or any Subsidiary of Borrower, other than in favor of the Agent for its benefit and the benefit of the Lenders.

(b)           Title to Properties; Liens. Each of the Borrower and each Subsidiary of the Borrower has good, marketable and legal title to, or a valid leasehold interest in, its respective material assets, in each case, except for Permitted Liens and where failure to have good, marketable and legal title would not result in a material adverse effect. As of the Initial Agreement Date, there are no Liens against any assets of the Borrower or any Subsidiary of the Borrower except for Permitted Liens.

(c)           [Reserved].

(d)           Litigation. There are no actions, suits or proceedings pending (nor, to the knowledge of any Loan Party, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against or in any other way relating adversely to or affecting the Borrower, any other Loan Party (other than Borrower), any other Subsidiary of the Borrower s or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which would reasonably be expected to have a Material Adverse Effect. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to, any Loan Party or any other Subsidiary of the Borrower that could reasonably be expected to have a Material Adverse Effect.

(e)           Taxes. As of the date of this Agreement, all federal, state and other material tax returns of the Borrower and each Subsidiary of the Borrower required by Applicable Law to be filed (after taking into account any extensions of time within to file such tax returns) have been duly filed, and all federal, state and other material taxes, assessments and other governmental charges or levies upon, the Borrower and each Subsidiary of the Borrower and their respective properties, income, profits and assets which are due and payable have been paid, except any payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP. As of the Initial Agreement Date, none of the United States income tax returns of the Borrower or any Subsidiary of the Borrower is under audit. All charges, accruals and reserves on the books of the Borrower and the Subsidiaries of the Borrower in respect of any taxes or other governmental charges are in accordance with GAAP.

(f)            Environmental Laws. In the ordinary course of business and from time to time the Borrower and the Subsidiaries of the Borrower conduct reviews of the effect of Environmental Laws on their business, operations and properties, including without limitation, their respective Collateral Properties. Each of the Borrower and each Subsidiary of the Borrower: (i) is in compliance with all Environmental Laws applicable to its business, operations and the Collateral Properties, (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (iii) is in compliance with all terms and conditions of such Governmental Approvals, except where the failure to obtain or to comply with any the immediately preceding clauses (i) through (iii) would not reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that would not reasonably be expected to have a Material Adverse Effect, no Loan Party has any knowledge of, or has received notice of, any past, present, or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to any Loan Party or any other Subsidiary of the Borrower, their respective businesses, operations (including with respect to the Collateral Properties) may reasonably be expected to: (x) cause or contribute to an actual or alleged violation of or noncompliance with Environmental Laws, (y) cause or contribute to any other potential legal claim or other liability under Environmental Law (including under common law), or (z) cause any of the Collateral Properties to become subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or require the filing or recording of any notice, approval or disclosure document under any Environmental Law and, with respect to the immediately preceding clauses (x) through (z) is based on or related to the on-site or off-site manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, removal, clean up or handling, or the emission, discharge, release or threatened release of any wastes or Hazardous Material. There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, mandate, order, lien, request, investigation, or proceeding pending or, to the knowledge of the Borrower after due inquiry, threatened, against the Borrower, any other Loan Party (other than Borrower) or any other Subsidiary of the Borrower relating in any way to Environmental Laws which reasonably would be expected to have a Material Adverse Effect. As of the Initial Agreement Date, to the knowledge of the Borrower none of the Collateral Properties is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law, and neither the Borrower nor any Subsidiary of the Borrower has received notice of liability as potentially responsible party under such laws except for any such listing or notice that would not reasonably be expected to have a Material Adverse Effect.

(g)           Affiliate Transactions. Except as permitted by Section 9.08, none of the Borrower or any Subsidiary of the Borrower is a party to or bound by any agreement or arrangement with any Affiliate entered into after the Initial Agreement Date.

(h)           Business. As of the Initial Agreement Date, the Borrower and its Subsidiaries are engaged substantially in the business of the acquisition, operation, financing (including mortgage financing), development, leasing, and ownership of Properties, and other businesses activities incidental thereto as currently in use at the Properties.

(i)            [Reserved].

(j)            Insurance. The Borrower or a Subsidiary of the Borrower maintains with respect to the Properties commercially reasonable insurance with financially sound and reputable insurance companies.

(k)           Beneficial Ownership Certification. As of the Initial Agreement Date, all information included in the Beneficial Ownership Certification is true and correct to the knowledge of the officer of the Borrower that executes such certification.

(l)            Security and Priority.

(i)             From and after the Petition Date, subject in all respects to the entry and the terms of (including any adequate protection liens granted under) the Interim DIP Order (and the Final DIP Order, when applicable), including Exhibit C thereto, all of the Obligations of each Loan Party are authorized by each DIP Order and shall, subject only to the Carve-Out in full in cash, at all times:

(A)          pursuant to section 364(c)(1) of the Bankruptcy Code, constitute joint and several allowed super-priority administrative expense claims against the Loan Parties (without the need to file any proof of claim) with priority over any and all other administrative expenses, adequate protection claims, diminution in value claims, and all other claims asserted against the Loan Parties, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code and any and all administrative expenses or other claims arising under sections 105, 326, 328, 330, 331, 361, 362, 363, 364, 365, 503, 506(c), 507(a), 507(b), 546, 726, 1113 or 1114 of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment, which allowed claims (the “DIP Super-Priority Claims”) shall for purposes of section 1129(a)(9)(A) of the Bankruptcy Code be considered administrative expenses allowed under section 503(b) of the Bankruptcy Code, and which DIP Super-Priority Claims shall be payable from and have recourse to all pre- and post-petition assets and property, whether existing on the Petition Date or thereafter acquired, of the Loan Parties and all proceeds thereof;

(B)           pursuant to section 364(c)(2) of the Bankruptcy Code, be secured by valid, binding, perfected, continuing, enforceable, non-avoidable, first-priority security interests in and Liens on all Collateral of the Loan Parties that, as of the Petition Date, was not subject to (1) the Liens or security interests securing the Prepetition Debt or (2) Permitted Prior Liens, which Collateral shall include, subject to entry of the Final DIP Order, the proceeds of Avoidance Actions;

(C)           pursuant to section 364(c)(3) of the Bankruptcy Code, be secured by valid, binding, perfected, continuing, enforceable, non-avoidable, junior security interests in and Liens on all Collateral of the Loan Parties that, as of the Petition Date, was subject to (1) the Liens or security interests securing the Prepetition Debt or (2) Permitted Prior Liens.

(ii)            Upon (and at all times after) the entry, and subject to the terms, of each of the Interim DIP Order and the Final DIP Order, each such DIP Order is effective to create in favor of the Agent, for the benefit of the Secured Parties, the DIP Super-Priority Claims and legal, valid, enforceable and perfected security interests in and Liens on the Collateral of the Loan Parties and proceeds thereof, without any further action being required by the Agent.

(m)          [Reserved].

(n)           Collateral Properties.

(i)            [Reserved].

(ii)            Americans with Disabilities Act Compliance. To the knowledge of each Loan Party, the Collateral Properties comply with the requirements and regulations of the Americans with Disabilities Act, of July 26, 1990, Pub. L. No. 101-336, 104 Stat. 327, 42 U.S.C. § 12101, et seq., in all material respects.

(iii)           Property Agreements. The Borrower and each applicable Loan Party have delivered to the Agent (for further delivery to the Lenders) true, correct and complete copies of the Property Management Agreement for each Collateral Property. To the knowledge of each Loan Party, as of the Initial Agreement Date, the Property Management Agreement, and each Lease for each Collateral Property is in full force and effect, has not been amended or modified (except by amendments or modifications delivered to the Agent as aforesaid), and there are no events of default (beyond applicable notice and cure periods) or material defaults thereunder. Except for the Property Management Agreement no agreements exist which are binding on any of the Loan Parties relating to the management of any of the Collateral Properties.

(iv)           Certificate of Occupancy; Licenses. To the knowledge of each Loan Party, all certificates, permits, licenses and approvals, including certificates of completion and occupancy permits, required for the legal use, occupancy and operation of each Collateral Property (excluding, however, certificates of occupancy for tenant spaces and improvements) have been obtained and are in full force and effect. The use being made of each Collateral Property is in general conformity with all certificates, permits, licenses and approvals issued for and currently applicable to each Collateral Property.

(v)           Physical Condition. To the knowledge of each Loan Party, subject to the completion of all capital improvements, capital repairs and capital replacements set forth in the Approved Budget, (a) each Collateral Property (including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, as applicable) is in good condition, order and repair in all material respects, subject to ordinary wear and tear; and (b) there exist no structural or other material defects in or damage to any Collateral Property, whether latent or otherwise. No Loan Party has received or has any knowledge of: (i) any written notice from any insurance company or bonding company of any defects or inadequacies in any Collateral Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon; or (ii) any written notice of any termination or threatened termination of any policy of insurance or bond with respect to any Collateral Property.

(vi)           Boundaries. (A) All of the improvements at each Collateral Property lie wholly within the boundaries and building restriction lines of such Collateral Property, and no improvements on adjoining properties encroach upon any Collateral Property, except, in each case, where such encroachment of an improvement does not and will not have a material adverse effect on the use, operation or value of such Collateral Property, and (B) no improvements encroach upon or violate any easements or other encumbrances upon any Collateral Property in any material respect.

(vii)         [Reserved].

(viii)        Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes, personal property taxes, filing or recording fees or other material amounts in the nature of transfer or debt taxes required to be paid under applicable law in connection with the transfer of or debt on the Collateral Properties prior to the Initial Agreement Date, if any, have been paid. Any recording, stamp, intangible, personal property or other similar taxes required to be paid under applicable law in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Documents, were or will be paid substantially concurrently with the recording of the Security Document encumbering the applicable Collateral Property. All taxes and governmental assessments due and owing in respect of the Collateral Properties have been paid prior to delinquency.

(ix)           Property Information. (A) To the knowledge of each Loan Party, the Collateral Properties include sufficient on-site parking (either directly or through an insurable and recorded easement) to comply with Applicable Law; (B) the Collateral Properties currently abut, or have insurable access pursuant to a recorded agreement to, completed and dedicated public thoroughfares; and (C) to the knowledge of each Loan Party, no archaeological ruins, discoveries or specimens, or cemeteries exist on any Collateral Property.

(x)            Brokers. No agreements exist which are binding on any of the Loan Parties relating to the future leasing of such rentable spaces within the Collateral Properties by brokers or other similar agents that are not terminable on more than 30 days’ notice.

(xi)           Parking. No agreements exist which are binding on any of the Loan Parties relating to the rights of tenants at the Collateral Properties to park at locations other than at the Collateral Properties, except for valid and recorded easements and other matters of record that give the owner of such Collateral Properties (and its tenants) insurable such rights to park at such locations.

(o)           Flood Hazard Insurance. With respect to each Collateral Property, the Agent has received (i) any and all required flood hazard certifications, notices and confirmations thereof, and adequate flood hazard insurance policies, (ii) all such flood hazard insurance policies have been obtained and remain in full force and effect, and the premiums thereon have been paid in full, and (iii) except as the Borrower has previously given written notice thereof to the Agent, there has been no redesignation of any Collateral Property into or out of a special flood hazard area.

(p)           [Reserved].

(q)           DIP Order.

(i)           From and after the Petition Date, the Loan Parties are in compliance in all material respects with the terms and conditions of the Interim DIP Order or the Final DIP Order, as applicable.

(ii)          From and after the Interim DIP Order Date, the Interim DIP Order, or at all times after the Final DIP Order Date, the Final DIP Order, is in full force and effect and has not been vacated, reversed, terminated, rescinded, modified or amended without the prior written consent of the Agent (at the written direction of the Lenders).

(iii)         From and after the Petition Date, no appeal or motion for reconsideration of the DIP Order shall have been filed, or, if the DIP Order is the subject of a pending appeal or motion for reconsideration in any respect, none of such DIP Order, the making of the Loans or the performance by any Borrower or any other Loan Party of any of its obligations under any of the Loan Documents shall be the subject of a presently effective stay pending appeal or reconsideration.

(r)            Bankruptcy Cases

(i)           The Bankruptcy Cases were commenced on the Petition Date in accordance with applicable laws and proper notice thereof was given in accordance with the Interim DIP Order for (i) the motion seeking approval of the Loan Documents and the Interim DIP Order and Final DIP Order, (ii) the hearing for the entry of the Interim DIP Order and (iii) following the entry of the Interim DIP Order, the hearing for entry of the Final DIP Order.

(ii)          [Reserved]

(iii)         From and after the Petition Date, no order has been entered in any of the Bankruptcy Cases (i) for the appointment of a Chapter 11 trustee, (ii) for the appointment of an examiner (other than a fee examiner) or receiver having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under section 1104 of the Bankruptcy Code or (iii) to convert any of the Bankruptcy Cases to a case under Chapter 7 of the Bankruptcy Code or to dismiss any of the Bankruptcy Cases.

Section 6.03         Survival of Representations and Warranties, Etc. All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party or any other Subsidiary of Borrower to the Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party prior to the Initial Agreement Date and delivered to the Agent or any Lender in connection with the underwriting or closing the transactions contemplated hereby) shall constitute representations and warranties made by Borrower under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Initial Agreement Date, the Effective Date, and at and as of the date of the making of each Loan, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly and specifically permitted hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans.

Article VII

Affirmative Covenants

For so long as this Agreement is in effect, Borrower shall comply with the following covenants:

Section 7.01         Preservation of Existence and Similar Matters. Except as otherwise permitted under Section 9.04, each Borrower shall, and shall cause each other Loan Party and each other Subsidiary of Borrower to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 7.02         Compliance with Applicable Law and Material Contracts. Borrower shall, and shall cause each other Loan Party and each other Subsidiary of Borrower to, comply with (a) all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect and (b) all material terms and conditions of all Material Contracts to which it is a party. Borrower shall, and shall ensure that each member of the Borrowing Group will, comply with Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws. The Borrower will (a) notify the Agent and each Lender that previously received a Beneficial Ownership Certification (or a certification that the Borrower qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and (b) promptly upon the reasonable request of the Agent or any Lender, provide the Agent or such Lender, as the case may be, any information or documentation reasonably requested by it for purposes of complying with the Beneficial Ownership Regulation.

Section 7.03         Maintenance of Property. In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each Subsidiary of the Borrower to, (a) protect and preserve, or cause to be protected and preserved, all of its respective material properties, including, but not limited to, all Intellectual Property necessary to the conduct of its respective business, and maintain, or cause to be maintained, in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times. The applicable Loan Parties shall cause all material certificates, permits, licenses and approvals, including certificates of completion and occupancy permits, required for the legal use, occupancy and operation of each Collateral Property (excluding, however, certificates of occupancy for tenant spaces and improvements) to be obtained and maintained in full force and effect.

Section 7.04         Conduct of Business. The Borrower shall, and shall cause each Subsidiary of the Borrower to, carry on its respective businesses as described in Section 6.02(h).

Section 7.05         Insurance. (a)  In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain, or cause to be maintained, insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law. The Borrower shall from time to time deliver to the Agent (acting at the written direction of the Requisite Lenders) upon request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

(b)           In addition to, and not in limitation of, the foregoing, the Borrower shall or shall cause each Subsidiary to maintain such additional insurance with respect to such Collateral Property as the Agent (acting at the written direction of the Requisite Lenders) may reasonably require from time to time, including, without limitation, flood insurance coverage (including contents coverage, as applicable). All insurance policies issued or renewed after the Effective Date shall be in amounts and have deductibles, limits and retentions as reasonably requested in writing and required by the Agent (acting at the written direction of the Requisite Lenders). All insurance policies shall be issued and maintained by insurers approved to do business in the jurisdiction in which the applicable Collateral Property is located and (to the extent issued or renewed after the Effective Date) must have an A.M. Best Company financial rating and policyholder surplus acceptable to the Agent (acting at the written direction of the Requisite Lenders). The Borrower shall from time to time deliver to the Agent (acting at the written direction of the Requisite Lenders) upon request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby and insurance certificates, in each such case, in form acceptable to the Agent (acting at the written direction of the Requisite Lenders), providing that the insurance coverage required under this Section 7.05(b) is in full force and effect and stating that the Borrower shall have used commercially reasonable efforts to cause such coverage not to be cancelable or materially changeable without ten (10) days prior written notice to the Agent of any cancelation for nonpayment of premiums, and not less than 30 days prior written notice to the Agent of any other cancellation or any modification (including a reduction in coverage), together with appropriate evidence that the Agent, for its benefit and for the benefit of the other Lenders, is named as mortgagee lender’s loss payee on each property casualty insurance policy and additional insured on all other insurance policies, in each case, on insurance policies to which loss payee or additional insured endorsement is customarily available (in each such case, pursuant to endorsements acceptable to the Agent (acting at the written direction of the Requisite Lenders)) that the Borrower or any Subsidiary of the Borrower actually maintains with respect to any Collateral Property and improvements on such Collateral Property.

Section 7.06         Payment of Taxes and Claims. The Borrower shall, and shall cause each Subsidiary of the Borrower to, pay and discharge, or cause to be paid and discharged, when due (a) all federal and state income, and all other material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP.

Section 7.07         Books and Records; Inspections. Borrower shall, and shall cause each other Subsidiary of Borrower to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities in accordance with GAAP and Applicable Law. Borrower shall, and shall cause each other Subsidiary of Borrower to, permit representatives of the Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the presence of an officer of the Borrower if an Event of Default does not then exist), all at such reasonable times during business hours and as often as may reasonably be requested and so long as no Event of Default exists, with reasonable prior notice. The Borrower shall be obligated to reimburse the Agent and the Lenders for their costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while a Default or Event of Default exists. If requested by the Agent, Borrower shall execute an authorization letter addressed to its accountants authorizing the Agent or any Lender to discuss the financial affairs of Borrower, any other Loan Party or any other Subsidiary of Borrower with Borrower’s accountants.

Section 7.08         Use of Proceeds and Cash Collateral.         (a) The proceeds of the Loans may be used by the Borrower only for the following payments, and subject to the terms and conditions set forth herein and in the DIP Orders and, in each case, consistent with the applicable line item amounts set forth in the Approved Budget (subject to permitted variances under Section 7.18(b)): (i) working capital and other general corporate purposes of the Loan Parties; (ii) any adequate protection payments in accordance with the DIP Orders; (iii) the fees and expenses of administering the Bankruptcy Cases (including payment of allowed professional fees to parties benefiting from the Carve-Out), subject to the terms and conditions set forth in this Agreement (and including fees incurred prior to the Effective Date); (iv) to fund agreed capital expenditures and other value accretive cash outlays and capital expenditures to address any Emergency Situation, in each case, during the Bankruptcy Cases; (v) to fund transactions approved in the Approved Budget (subject to permitted variances under Section 7.18(b)); and (vi) to pay such other prepetition obligations as approved by the Bankruptcy Court.

(b)           The Debtors shall be permitted to use Cash Collateral in accordance with the Approved Budget, subject to permitted variances under Section 7.18(b).

Section 7.09         Environmental Matters. The Borrower shall, and shall cause each Subsidiary of the Borrower to, comply, or cause to be complied, with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. The Borrower shall comply, and shall cause each Subsidiary of the Borrower to comply, and the Borrower shall use, and shall cause each Subsidiary of the Borrower to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause each Subsidiary of the Borrower to, promptly take all actions and pay or arrange to pay all costs necessary for it and for the Properties to comply with all Environmental Laws and all Governmental Approvals, including actions to remove and dispose of all Hazardous Materials and to clean up the Properties as required under Environmental Laws, the failure with which to comply could reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause each Subsidiary of the Borrower to, promptly take, or cause to be taken, all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws. Nothing in this Section shall impose any obligation or liability whatsoever on the Agent or any Lender.

Section 7.10         Further Assurances. At the Borrower’s cost and expense and upon request of the Agent, subject to the DIP Order, Borrower shall, and shall cause each other Loan Party and each other Subsidiary of Borrower, as applicable, to, (i) duly execute and deliver or cause to be duly executed and delivered, to the Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents, and (ii) take such additional actions and execute such documents as the Agent may reasonably require from time to time in order to perfect and maintain the validity, effectiveness and (to the extent required hereby) priority of any of the Liens intended to be created by any of the foregoing and/or the DIP Order (including, without limitation, any Lien over any additional Property acquired by a Loan Party).

Section 7.11         REIT Status. The Borrower shall maintain its status as, and election to be treated as, a REIT under the Internal Revenue Code.

Section 7.12         [Reserved].

Section 7.13         Guarantors. (a)  In respect of each Debtor (other than the Borrower) that is not already a Guarantor, the Borrower shall promptly deliver to the Agent each of the following in form and substance reasonably satisfactory to the Agent (acting at the written direction of the Requisite Lenders): (i) an Accession Agreement executed by such Subsidiary, and (ii) the items that would have been delivered under subsections (vi) through (ix) of Section 5.01(a) and under Section 5.01(g) if such Subsidiary had been required to be a Guarantor on the Initial Agreement Date.

(b)           The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release, a Subsidiary Guarantor from the Subsidiary Guaranty so long as: (i) such Subsidiary Guarantor has ceased (or simultaneously with its release from the Subsidiary Guaranty such Subsidiary will cease) to be a Subsidiary; (ii) no Default or Event of Default shall then be in existence or would occur as a result of such release; (iii) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects)) and except for changes in factual circumstances expressly permitted under the Loan Documents; (iv) such Subsidiary Guarantor owns no Collateral Property and the Liens of each Security Document granted by such Subsidiary Guarantor have been released in accordance with Section 7.15(a) (or will be released substantially concurrently with such release); and (v) the Agent shall have received such written request at least 10 Business Days (or such shorter period as may be acceptable to the Agent) prior to the requested date of release. Delivery by the Borrower to the Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

(c)           In addition, upon the release of a Guarantor pursuant to Section 7.13(b), upon at least ten (10) Business Days (or such shorter period as the Agent (acting at the written direction of the Requisite Lenders) may agree) prior written request by the Borrower, the Agent shall, at the sole cost and expense of the Borrower, execute such documents as may be necessary to release of the Liens on such released Guarantor granted to the Agent for its benefit and the benefit of the Lenders herein or pursuant hereto upon the Collateral owned by such released Guarantor effective upon such release; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any other Loan Party in respect of) all interests retained by the Borrower or any other Loan Party, all of which shall continue to constitute part of the Collateral subject to the terms hereof.

Section 7.14         [Reserved].

Section 7.15         Collateral Properties.

(a)           Property Releases. From time to time the Borrower may request that any Collateral Property be released from the Security Documents (a “Property Release”), and the Liens created thereby to the extent applicable to such Property and related Collateral, in connection with a Specified Property Sale, subject to the satisfaction of the following conditions:

(i)           No Default in respect of any payment obligations owing by the Borrower under this Agreement or in respect of any material non-monetary obligations of the Borrower under this Agreement and no Event of Default has occurred and is continuing (other than a Default or Event of Default solely with respect to the Collateral Property subject to such Property Release) or would occur as a result of such Property Release;

(ii)          If any Collateral Property to be released pursuant to such Property Release is subject to an agreement which restricts such Collateral Property from being owned, operated or encumbered independently from another Collateral Property, then the Agent shall have received evidence in form and substance satisfactory to the Agent (acting at the direction of the Requisite Lenders, in their reasonable discretion) that the applicable agreement has been amended or replaced (in accordance with this Agreement) such that applicable Collateral Properties may be owned, operated and/or encumbered separately and independently from each other;

(iii)         With respect to the release of any Collateral Property that is dependent upon, assessed with or otherwise reliant on any other Collateral Property not then subject to release, to the extent required by the Agent (acting at the written direction of the Requisite Lenders), the Agent shall have received evidence reasonably satisfactory to the Agent (acting at the written direction of the Requisite Lenders) that: (1) the Collateral Property subject to release and the Collateral Property which shall remain encumbered by the Security Documents immediately following such release (as used in this Section, the “Remaining Collateral Property”) are each separate legal parcels, lawfully created and described, in compliance in all material respects with Applicable Laws, including, without limitation, applicable ordinances pertaining to zoning, subdivisions, parcel maps, condominiums or other land divisions; (2) that immediately following such release the Remaining Collateral Property complies in all material respects with Applicable Law and has the benefit of all utilities, easements, public and/or private streets, covenants, conditions and restrictions as may be reasonably necessary for the continued operation thereof; (3) such release shall not materially adversely affect the use or operation of, or access to, the Remaining Collateral Property; (4) if applicable, the Borrower shall have caused to be executed and recorded in the applicable official records of the jurisdiction(s) in which the Collateral Property subject to release, the Remaining Collateral Property and any other applicable related property owned by the Borrower or its Affiliates are located, a declaration of covenants, conditions and restrictions and/or such other instruments and agreements related thereto as are necessary or desirable to satisfy the foregoing requirements, each in form and substance reasonably acceptable to the Agent (acting at the written direction of the Requisite Lenders); (5) any tax, bond or assessment which constitutes a Lien against both the Collateral Property subject to release and the Remaining Collateral Property has been proportionately allocated between such Properties, provided that separate tax parcels of real property shall not be a condition to release under this clause (5) so long as the Borrower is pursuing separate tax parcels of real property, and continues to pay or cause to be paid all taxes, charges and assessments related to the such Properties; and

(iv)         The Agent shall have received such written request at least ten (10) Business Days (or such shorter period as may be acceptable to the Agent (acting at the written direction of the Requisite Lenders)) prior to the requested date of release.

Delivery by the Borrower to the Agent of any such request shall constitute a representation by the Borrower that the foregoing conditions (both as of the date of such request and as of the date of such release) are true and correct with respect to such Property Release. Without limiting the foregoing, upon the Agent’s request (acting at the written direction of the Requisite Lenders), the Borrower shall deliver to the Agent a certificate from the chief operating officer or chief financial officer certifying the matters referred to in the immediately preceding Clauses (i) through (iii) (together with supporting calculations attached hereto).

(b)           Continuity of Liens. Except as set forth in Section 7.15(a), no Collateral Property shall be released from the Liens created by the Security Documents applicable thereto.

(c)           Appraisals. If any Event of Default exists, upon written request from the Agent (acting at the written direction of the Requisite Lenders) to the Borrower, the Appraised Value of a Collateral Property shall be determined or redetermined, as applicable, but not more than once every 12 months, pursuant to an Appraisal engaged by the Agent at the Borrower’s expense and which shall be subject to reasonably satisfactory review and approval of the Agent (acting at the written direction of the Requisite Lenders).

(d)           MIRE Events. Notwithstanding anything to the contrary set forth herein, no MIRE Event may be closed until the date that is (a) if there are no Collateral Properties in a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), twenty (20) days or (b) if there are any Collateral Properties in a “special flood hazard area”, 60 days, after the Agent has delivered to the Lenders the following documents in respect of such Property: (i) a completed flood hazard determination from a third party vendor; (ii) if such Property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; and (iii) if required by applicable Flood Laws, evidence of required flood insurance with respect to which flood insurance has been made available under applicable Flood Laws; provided that any such MIRE Event may be closed prior to such period expiring if the Agent shall have received confirmation from each Lender that such Lender has completed any necessary flood insurance due diligence to its reasonable satisfaction.

(e)           Certain Obligations Secured By Real Property. Notwithstanding anything to the contrary in the Loan Documents, it is the intention of the parties hereto that (i) the Security Documents with respect to any Collateral Property create as security for the Guaranteed Obligations of the direct owners of any Collateral Property a valid and enforceable Lien on all of the Collateral Properties granted pursuant thereto in favor of the Agent for the benefit of the Lenders, and (ii) the Obligations of the Borrower and the Guaranteed Obligations of any Subsidiary Guarantor that is not a direct owner of a Collateral Property, in each such case, under the Loan Documents shall not be directly secured by any real property interest whatsoever.

(f)            Other Indebtedness. The Borrower represents, warrants and covenants that no Subsidiary owning a Collateral Property (i) has or shall incur, acquire or suffer to exist any Indebtedness (other than (x) obligations in respect of Indebtedness under the Loan Documents and (y) obligations in respect of Indebtedness under the Prepetition Debt Documents, or (ii) is or shall become obligated in respect of any Indebtedness of Borrower or any other Subsidiary (other than (x) obligations in respect of Indebtedness under the Loan Documents in its capacity as a Guarantor hereunder or (y) Prepetition Debt).

(g)           Leases. Within ten (10) days after the Effective Date, Borrower shall deliver to the Agent (for further delivery to the Lenders) true, correct and complete copies of the Leases for each Collateral Property.

Section 7.16         Cash Collateral. The Loan Parties shall maintain the cash management of the Loan Parties in accordance in all material respects with the Cash Management Order.

Section 7.17         Milestones. The Loan Parties shall ensure that each of the Milestones is achieved in accordance with the applicable timing referred to in the Restructuring Support Agreement (or by such later time as approved in writing by the Agent (at the written direction of the Requisite Lenders).

Section 7.18         Approved Budget.

(a)           The use of Loans and other credit extensions by Lenders under this Agreement and the other Loan Documents shall be consistent with the latest Approved Budget approved or deemed approved in accordance with this Section 7.18(a) from time to time (subject to variances permitted under Section 7.18(b)). The initial Approved Budget shall be in the form attached hereto as Exhibit M for the first thirteen (13) week period from the Effective Date, and such initial Approved Budget shall be subject to approval by, and in form and substance reasonably satisfactory to, the Agent (at the written direction of the Requisite Lenders). Following the Effective Date, the Borrower shall deliver a proposed updated, modified or supplemented budget to the Agent and the Lenders by no later than 5:00 p.m. on the Thursday of every fourth calendar week thereafter (with, for the avoidance of doubt, the first such proposed budget becoming due on the fourth Thursday after the week immediately following the Effective Date) pursuant to amendments extending the term thereof on a 13-week basis, which proposed budget shall become the Approved Budget upon approval or deemed approval by the Agent (acting at the written direction of the Requisite Lenders) in accordance with the immediately following sentence. Any proposed amendments to the Approved Budget shall be subject to the prior written approval of the Agent (at the written direction of the Requisite Lenders) prior to the implementation thereof; provided that (x) if the Agent (at the written direction of the Requisite Lenders) has not objected, in writing, to such proposed budget within two (2) Business Days after the Agent’s receipt of such proposed budget (the “Interim Period”), such proposed budget shall be deemed acceptable to and approved by the Agent (at the written direction of the Requisite Lenders) immediately after expiry of the Interim Period, whereupon such proposed budget shall be deemed the Approved Budget; (y) the Agent (acting at the written direction of the Requisite Lenders) shall not have any obligation to approve any proposed budget; and (z) if a proposed budget is not approved by the Agent (at the written direction of Requisite Lenders), then the most recently approved or deemed approved budget shall remain the Approved Budget. Each Approved Budget delivered to the Agent and the Lenders shall be accompanied by such supporting documentation as reasonably requested by the Agent (at the written direction of Requisite Lenders). Each Approved Budget shall be prepared in good faith, with reasonable due care and based upon assumptions which the Borrower believes to be reasonable at the time of delivery thereof.

(b)           In respect of any period to which the relevant Approved Budget Variance Report relates, the Borrower shall not (a) permit (i) total operating receipts for such period to be an amount that is less than 90% of the total operating receipts set forth in the most recent Approved Budget for such period; and (ii) total operating disbursements (excluding professional fees and expenses) to be an amount that is greater than 110% of the total operating disbursements (excluding professional fees and expenses) set forth in the most recent Approved Budget for such period or (b) make capital expenditures (other than capital expenditures (1) made to address any Emergency Situation during the Bankruptcy Cases, (2) required to be made pursuant to a binding written commitment of the Borrower entered into prior to the Petition Date, or (3) made to complete a pre-existing project authorized by management of the Borrower in respect of which capital expenditure has been made prior to the Petition Date) in excess of $1,000,000 (either in aggregate with respect to any single property since the Petition Date, or individually) without the prior written consent of the Agent (acting at the written direction of the Requisite Lenders).

(c)           The Agent and the Lenders (i) may assume that the Borrower will comply with the Approved Budget, (ii) shall have no duty to monitor such compliance and (iii) shall not be obligated to pay (directly or indirectly from the Collateral or otherwise) any unpaid expenses incurred or authorized to be incurred pursuant to any Approved Budget. The line items in the Approved Budget for payment of interest, expenses and other amounts to the Agent and the Lenders are estimates only, and the Borrower will remain obligated to pay any and all Obligations in accordance with the terms of the Loan Documents and the applicable DIP Order regardless of whether such amounts exceed such estimates. Nothing in any Approved Budget shall constitute an amendment or other modification of any Loan Document or any of the borrowing restrictions or other lending limits set forth therein.

Section 7.19         Agreement to Deliver Security Documents. Subject to the terms, conditions and limitations of the Loan Documents, the Loan Parties shall (a) cause all of the Collateral to be subject at all times to senior priority, perfected Liens in favor of the Agent to secure the Obligations pursuant to the terms and conditions, and subject to the priorities, set forth in the Loan Documents and in the Interim DIP Order and the Final DIP Order, (b) provide evidence to the Agent of the filing of the UCC financing statements within five (5) Business Days after the Effective Date, (c) provide evidence of the recording of the DIP Order with the applicable real estate recording offices to the Agent as soon as reasonably practicable after the Effective Date, and (d) execute and deliver to the Agent the Segregated Account Control Agreement within fifteen (15) Business Days after the Effective Date (or such later date as the Agent (acting at the direction of the Ad Hoc Group SteerCo) may agree).

Article VIII

Information

For so long as this Agreement is in effect, the Borrower shall furnish to the Agent for distribution to each of the Lenders:

Section 8.01         Quarterly Financial Statements. No later than 45 days after the end of each of the first, second and third fiscal quarters of Borrower, commencing with the fiscal quarter ending March 31, 2026, the unaudited consolidated balance sheet of Borrower and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial officer or chief accounting officer of Borrower, in his or her opinion, to present fairly, in accordance with GAAP as then in effect in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year end audit adjustments and the absence of footnotes). Together with such financial statements, Borrower shall deliver reports, in form and substance satisfactory to the Agent (acting at the written direction of the Requisite Lenders), setting forth: a listing of capital expenditures for the Collateral Properties made during the fiscal quarter then ended.

Section 8.02         Year-End Statements. No later than 90 days after the end of each fiscal year of Borrower, commencing with the fiscal year ending December 31, 2025, the audited consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief financial officer or chief accounting officer of Borrower, in his or her opinion, to present fairly, in accordance with GAAP as then in effect in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the date thereof and the results of operations for such period and (b) audited by independent certified public accountants of recognized national standing reasonably acceptable to the Agent (acting at the written direction of the Requisite Lenders) (it being acknowledged that any of Deloitte, Ernst & Young, PricewaterhouseCoopers and KPMG shall be acceptable to the Agent (acting at the written direction of the Requisite Lenders)).Together with such financial statements, Borrower shall deliver a report, certified by the chief financial officer or chief accounting officer of Borrower, in form and detail reasonably satisfactory to the Agent (acting at the written direction of the Requisite Lenders), setting forth a listing of capital expenditures made for each Collateral Property for the prior quarter ended December 31.

Section 8.03         Compliance Certificate and Related Reports. At the time the financial statements are furnished pursuant to the immediately preceding Sections 8.01 and 8.02, and within 5 Business Days with respect to any other fiscal period in connection with any recalculation or pro forma calculation for which provision is made in any Loan Document, (i) a certificate substantially in the form of Exhibit J (a “Compliance Certificate”) executed on behalf of Borrower by the chief financial officer or chief accounting officer of Borrower stating that, to the best of his or her knowledge, information and belief after due inquiry, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the applicable Loan Parties with respect to such event, condition or failure, and (ii) a report in form and substance satisfactory to the Agent setting forth a list of the Collateral Properties and financial information maintained on the Collateral Properties, including operating statements (solely in the case of each such report delivered in connection with annual financial statements furnished pursuant to Section 8.02), aggregate capital expenditures for each Collateral Property made during such quarterly accounting period and a current rent roll for each Collateral Property.

Section 8.04         Other Information. (a)  Promptly upon receipt thereof, copies of all material reports, if any, submitted to Borrower or its Board of Trustees by its independent public accountants, and in any event, all management reports;

(b)           Solely to the extent required to be filed with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange, within five (5) Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Agent) and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which any Loan Party or any other Subsidiary of the Borrower shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

(c)           Promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Borrower, any Subsidiary of the Borrower or any Loan Party;

(d)           [Reserved];

(e)           To the extent any Loan Party or any other Subsidiary of the Borrower is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, any Loan Party or any other Subsidiary of the Borrower or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect;

(f)            A copy of any amendment to the certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents of Borrower or any other Loan Party promptly upon the Agent’s request (acting at the written direction of the Requisite Lenders);

(g)           Prompt notice of any change in the senior management of Borrower, any other Loan Party or any other Subsidiary of Borrower, and any change in the business, assets, liabilities, financial condition, results of operations or business prospects of any Loan Party or any other Subsidiary of the Borrower, in each case, which has had, or could reasonably be expected to have, a Material Adverse Effect;

(h)           Prompt notice of the occurrence of any of the following promptly upon a Responsible Officer obtaining knowledge thereof: (i) Default or Event of Default, (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by Borrower, any Subsidiary of Borrower or any other Loan Party under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound (iii) a Major Lease Trigger Event or (iv) any capital expenditure made to address an Emergency Situation, which expenditure, in one or a series of related circumstances, exceeds $250,000 in aggregate;

(i)            Prompt notice of any order, judgment or decree having been entered against any Loan Party or any other Subsidiary of the Borrower or any of their respective properties or assets;

(j)            Prompt notice if Borrower, any Subsidiary of Borrower or any other Loan Party shall receive any notification from any Governmental Authority alleging a violation of any Applicable Law or any inquiry which could reasonably be expected to have a Material Adverse Effect;

(k)           [Reserved];

(l)            [Reserved];

(m)          Promptly, upon each request, information identifying the Borrower or any other Loan Party as a Lender may request in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act;

(n)           Promptly, and in any event within three (3) Business Days after the Borrower obtains knowledge thereof, written notice of the occurrence of any of the following: (i) the Borrower, any Loan Party or any other Subsidiary of the Borrower shall receive notice that any violation of or noncompliance with any Environmental Law has or may have been committed or is threatened; (ii) the Borrower, any Loan Party or any other Subsidiary of the Borrower shall receive notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or noncompliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; (iii) the Borrower, any Loan Party or any other Subsidiary of the Borrower shall receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby; or (iv) the Borrower, any Loan Party or any other Subsidiary of the Borrower shall receive notice of any other fact, circumstance or condition that could reasonably be expected to form the basis of an environmental claim, in each case, where the matters covered by such notice(s) under the preceding clauses (i) through (iv), whether individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(o)           [Reserved];

(p)           [Reserved];

(q)           From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of Borrower, any of its Subsidiaries, or any other Loan Party as the Agent (acting at the written direction of the Lenders) may reasonably request;

(r)            Beginning on the fourth Business Day of the fifth week immediately following the week during which the Petition Date occurs, on a weekly basis no later than 5:00 p.m. (New York City time) on the fourth Business Day of each week subsequent thereto, an Approved Budget Variance Report;

(s)           From and after the Petition Date, as soon as reasonably practicable, but in no event later than three (3) Business Days in advance of filing, copies of all material pleadings, motions and applications to be filed by any of the Loan Parties in the Bankruptcy Cases.

Section 8.05         Electronic Delivery of Certain Information. (a)  Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Agent and each Lender have access (including a commercial, third-party website such as www.sec.gov <http://www.sec.gov> or a website sponsored or hosted by the Agent or Borrower) provided that the foregoing shall not apply to (i) notices to any Lender or the Agent pursuant to Article II and (ii) any Lender that has notified the Agent and the Borrower that it cannot or does not want to receive electronic communications. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically (other than by e-mail) shall be deemed to have been delivered (A) with respect to deliveries made pursuant to Sections 8.01., 8.02., 8.04(b) and 8.04(c) by proper filing with the Securities and Exchange Commission and available on www.sec.gov, on the date of filing thereof and (B) with respect to all other electronic deliveries (other than deliveries made by e-mail) twenty-four (24) hours after the date and time on which the Agent or the Borrower posts such documents or the documents become available on a commercial website and the Agent or Borrower notifies each Lender of said posting and the Borrower notifies Agent of said posting by causing an e-mail notification to be sent to an email address specified from time to time by the Agent and provides a link thereto provided (x) if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 10:00 a.m.  on the next business day for the recipient and (y) if the deemed time of delivery occurs on a day that is not a business day for the recipient, the deemed time of delivery shall be 10:00 a.m.  on the next business day for the recipient. Notwithstanding anything contained herein, the Borrower shall deliver paper copies of any documents to the Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender. The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b)           Documents required to be delivered pursuant to Article II may be delivered electronically to a website provided for such purpose by the Agent pursuant to the procedures provided to the Borrower by the Agent.

Section 8.06         Public/Private Information. The Borrower shall cooperate with the Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and the Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”.

Section 8.07         USA Patriot Act Notice; Compliance. The Patriot Act and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall, and shall cause the other Loan Parties to, provide promptly upon any such request to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

Article IX

Negative Covenants

For so long as this Agreement is in effect, the Borrower shall comply with the following covenants:

Section 9.01         Restricted Payments. The Borrower shall not, nor shall the Borrower permit any Subsidiary of the Borrower to, make any Restricted Payments to any Person, except the Borrower may declare and make cash distributions to its shareholders in amounts that the Borrower reasonably estimates in good faith to be sufficient to ensure that the Borrower will remain in compliance with Section 7.11 and will avoid the imposition of income or excise taxes imposed under Sections 857(b)(1), 857(b)(3) or 4981 of the Internal Revenue Code.

Section 9.02         Negative Pledge.

(a)           Borrower shall not, and shall not permit any of its Subsidiaries to create, assume, incur, permit or suffer to exist any Lien on any Collateral, or any direct or indirect ownership interest of Borrower in any Person owning any Collateral, except for Permitted Liens. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, create, assume, or incur any Lien (other than Permitted Liens) upon any of its other properties, assets, income or profits of any character whether now owned or hereafter acquired if immediately prior to the creation, assumption or incurring of such Lien, or immediately thereafter, a Default or Event of Default is or would be in existence.

(b)           The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in (i) an agreement evidencing Indebtedness which (A) such Loan Party or such Subsidiary may create, incur, assume, or permit or suffer to exist without violation of this Agreement and (B) does not prohibit or otherwise restrict the Liens in favor of the Agent for the benefit of the Lenders pursuant to the Loan Documents or any replacement or refinancing thereof in either case in an aggregate principal amount not to exceed the sum of the aggregate then-current maximum principal amount of Loans and Commitments plus the amount of customary closing fees and expenses to be paid in connection with such replacement or refinancing; provided that no general prohibition on the incurrence of Indebtedness or the granting of Liens as a result of failing to satisfy any Indebtedness incurrence test or financial ratio shall cause this clause (i) not to be satisfied; (ii) an agreement relating to the sale of a Subsidiary or assets pending such sale, provided that (x) in any such case the Negative Pledge applies only to the Subsidiary or the assets that are the subject of such sale and (y) in the case of any such agreement relating to the sale of a Collateral Property, such sale constitutes a Specified Property Sale; or (iii) an agreement containing customary provisions restricting assignment of such agreement entered into by Borrower, any other Loan Party or any Subsidiary of Borrower in the ordinary course of business.

Section 9.03         Restrictions on Intercompany Transfers. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Borrower to: (a) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by Borrower or any Subsidiary; (b) pay any Indebtedness owed to the Borrower or any Subsidiary of the Borrower; (c) make loans or advances to the Borrower s or any Subsidiary of the Borrower; or (d) transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; other than (i) with respect to clauses (a) through (d) those encumbrances or restrictions contained in (A) any Loan Document, (B) any other agreement evidencing unsecured Indebtedness that the Borrower or any Subsidiary of the Borrower may create, incur, assume or permit or suffer to exist under this Agreement to the extent such encumbrances and restrictions imposed in connection with such unsecured Indebtedness, taken as a whole, are either substantially similar to, or less restrictive than, the encumbrances and restrictions set forth in this Agreement, taken as a whole, and (C) any Prepetition Debt, and (ii) with respect to clause (d), (A) customary provisions restricting assignment of any agreement entered into by Borrower, any other Loan Party or any Subsidiary of Borrower in the ordinary course of business or (B) transfer restrictions in any agreement relating to the sale of a Subsidiary of the Borrower or assets pending such sale; provided that in the case of this clause (B), the restrictions apply only to the Subsidiary or the assets that are the subject of such sale. Notwithstanding anything to the contrary in the foregoing, the restrictions in this Section shall not apply to any provision of any Guaranty entered into by Borrower, any Loan Party or any other Subsidiary relating to the Indebtedness of any Subsidiary permitted to be incurred hereunder, which provision subordinates any rights of Borrower, other Loan Party or any other Subsidiary to payment from such Subsidiary to the payment in full of such Indebtedness.

Section 9.04         Merger, Consolidation, Sales of Assets and Other Arrangements. The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary of Borrower to, (i) enter into any transaction of merger or consolidation; (ii) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, a material portion of the business or assets, or the capital stock of or other Equity Interests of the Borrower or any Subsidiary of the Borrower, whether now owned or hereafter acquired; or (iv) (w) create or adopt a Plan of Division, or file a Certificate of Division, or otherwise effectuate a LLC Division or LP Division, (x) be liquidated, terminated, dissolved, or merged or consolidated into another entity pursuant to a LLC Division or LP Division, (y) be divided into two or more Persons, including, without limitation, becoming a Divided LLC or Divided LP (whether or not the original Person survives such division), or (z) be created, or reorganized into, one or more series pursuant to a LLC Division, LP Division or otherwise; except:

(a)           the Loan Parties and Subsidiaries of the Borrower may lease and sublease their respective assets, as lessor or sublessor (as the case may be) in the ordinary course of their business (other than (i) any lease or sublease of a Collateral Property to any Loan Party, any Subsidiary of Borrower or any of their respective Affiliates or (ii) any Major Lease (other than a Designated Lease), in the case of (i) or (ii), without the prior written consent of the Agent (acting at the written direction of the Requisite Lenders); provided, that, if the Agent (acting at the direction of the Requisite Lenders) has not objected, in writing, to a Major Lease within ten (10) Business Days after the Borrower’s request for approval of such Major Lease, then such Major Lease shall be deemed approved);

(b)           [Reserved];

(c)           Dispositions of obsolete, worn-out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Subsidiary Guarantors;

(d)           Dispositions of inventory and goods held for sale in the ordinary course of business;

(e)           Dispositions of property to the Borrower or a Subsidiary Guarantor; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) such Investment must be a permitted Investment in a Subsidiary that is not a Loan Party in accordance with Section 9.14 (other than Section 9.14(e));

(f)            Dispositions of Cash Equivalent Investments;

(g)           leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Subsidiary Guarantors, taken as a whole;

(h)           Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(i)            Dispositions of accounts receivable in connection with the collection or compromise thereof;

(j)            bulk sales or other Dispositions of the inventory of a Loan Party not in the ordinary course of business in connection with property closings, at arm’s length;

(k)           Specified Property Sales; and

(l)           Dispositions permitted pursuant to an order of a court of competent jurisdiction.

Section 9.05         ERISA Plans. Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. No member of the ERISA Group shall maintain, contribute to, or have an obligation to contribute to, an ERISA Plan or Multiemployer Plan.

Section 9.06         Fiscal Year. Borrower shall not, and shall not permit any other Loan Party or other Subsidiary of the Borrower to, change its fiscal year from that in effect as of the Initial Agreement Date. All fiscal reporting periods of the Borrower and each Subsidiary of the Borrower (including such Person’s fiscal year and method for determining fiscal quarters) shall at all times be the same as the fiscal reporting periods of the Borrower

Section 9.07         Modifications of Organizational Documents and Other Contracts. (a)  Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary of the Borrower to, amend, supplement, restate or otherwise modify its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification (i) could reasonably be expected to be adverse to the interest of the Lenders in any material respect, (ii) could reasonably be expected to have a Material Adverse Effect, or (iii) could reasonably be expected to adversely affect the validity, perfection or priority of the Agent’s security interest in the Collateral.

(b)           Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, enter into any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect.

Section 9.08         Transactions with Affiliates. The Borrower shall not enter into, and shall not permit any other Loan Party or any other Subsidiary of the Borrower to enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate after the Initial Agreement Date, except (a) subject to Section 9.14, transactions among the Borrower and/or the Subsidiaries or (b) transactions in the ordinary course of such Loan Party’s business and pursuant to the reasonable requirements of the business of such Loan Party and upon fair and reasonable terms which are no less favorable to such Loan Party than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

Section 9.09         Environmental Matters. The Borrower shall not, and shall not permit any other Loan Party or any other Person to, use, generate, discharge, emit, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Materials on, under or from the Properties or any Collateral Property in violation of any Environmental Law or in a manner that could lead to any environmental claim or pose a risk to human health, safety or the environment, in each case, that could reasonably be expected to have a Material Adverse Effect. Nothing in this Section shall impose any obligation or liability whatsoever on the Agent or any Lender

Section 9.10         Derivatives Contracts. The Borrower shall not, and shall not permit any of the Subsidiary Guarantors to, enter into or become obligated in respect of, Derivatives Contracts.

Section 9.11         Use of Proceeds. (a)  No part of the proceeds of any of the Loans or any other extension of credit hereunder shall be used for purchasing or carrying margin stock (within the meaning of Regulation T, U or X of the FRB) or for any purpose which violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System. If requested by the Agent (acting at the written direction of the Requisite Lenders) or any Lender (through the Agent), the Borrower shall promptly furnish to the Agent and each requesting Lender a statement in conformity with the requirements of Form G-3 or Form U-1, as applicable, under Regulation U of the Board of Governors of the Federal Reserve System.

(b)           The Borrower shall not, and shall ensure that each member of the Borrowing Group will not, directly or indirectly use any proceeds of any of the Loans or any other extension of credit hereunder to fund, finance or facilitate any activities, business or transactions: (a) that are prohibited by Sanctions, (b) that would be prohibited by U.S. Sanctions if conducted by a U.S. Person, (c) that would be prohibited by Sanctions if conducted by a Lender or any other party hereto, or (d) that would be prohibited by Anti-Money Laundering Laws or Anti-Corruption Laws. The Borrower shall not fund any repayment of the Loans or any other extension of credit hereunder with proceeds, or provide as Collateral any property, that is directly or indirectly derived from any transaction or activity that is prohibited by Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, or that could otherwise cause the Agent, any Lender or any other party to this Agreement to be in violation of Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws. The Borrower shall notify the Agent in writing not more than one (1) Business Day after first becoming aware of any breach of this Section 9.11(b).

(c)           [Reserved.]

(d)           The Borrower shall not, nor shall the Borrower permit any Subsidiary Guarantor of the Borrower to, use any portion or proceeds of the Loans or the Collateral, or disbursements set forth in the Approved Budget, for payments or purposes that would violate the terms of the DIP Order.

Section 9.12         [Reserved].

Section 9.13         Indebtedness. The Borrower will not, and will not permit any Subsidiary of the Borrower to incur any additional Indebtedness, except:

(a)           Indebtedness under the Loan Documents;

(b)           (i) Indebtedness existing on the Effective Date and (ii) intercompany Indebtedness outstanding on the Effective Date;

(c)           (i) Guarantees by the Borrower and the Loan Parties in respect of Indebtedness of the Borrower or any of the Loan Parties otherwise permitted hereunder; provided that if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Subsidiary Guaranty on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness, (ii) any Guaranty by a Loan Party of Indebtedness of a Subsidiary that would have been permitted as an Investment by such Loan Party in such Subsidiary under Section 9.14(c) and (iii) any Guaranty by a Subsidiary that is not a Loan Party in respect of Indebtedness of a Subsidiary that is not a Loan Party;

(d)           Indebtedness of the Borrower or any of the Subsidiaries owing to the Borrower or any other Subsidiary to the extent constituting an Investment permitted by Section 9.14; provided that all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be subject to a subordination agreement reasonably acceptable to the Agent and the Borrower;

(e)           Indebtedness (including Capitalized Lease Obligations) of the Borrower and the Subsidiaries financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within two hundred and seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement in an aggregate principal amount pursuant to this clause (e) not to exceed $100,000;

(f)           Indebtedness in respect of swap contracts designed to hedge against the Borrower’s or any Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes and Guarantees thereof;

(g)           Indebtedness incurred by the Borrower or any of the Subsidiaries in any Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(h)           Obligations in connection with cash management services and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof;

(i)            Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(j)            Obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(k)           Indebtedness in respect of letters of credit issued prior to the Effective Date for the account of any of the Subsidiaries of the Borrower to finance the purchase of inventory so long as (x) such Indebtedness is unsecured and (y) the aggregate principal amount of such Indebtedness does not exceed the amount outstanding on the Effective Date;

(l)            Indebtedness (other than obligations in respect of money borrowed) in an aggregate principal amount at any time outstanding not to exceed $1,500,000; and

(m)          all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (l) above.

Section 9.14         Investments. The Borrower will not, and will not permit any Subsidiary of the Borrower to make any Investments, except:

(a)           Investments by the Borrower or any of the Subsidiaries in assets that are Cash Equivalent Investments;

(b)           loans or advances to officers, directors and employees of the Borrower or any of the Subsidiaries in connection with such Person’s purchase of Equity Interests of the Borrower; provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to the Borrower in cash), in an aggregate principal amount outstanding not to exceed $1,000,000;

(c)           Investments (i) by the Borrower or any Subsidiary that is a Loan Party in the Borrower or any Subsidiary that is a Loan Party, (ii) by any non-Loan Party in any other non-Loan Party that is a Subsidiary, (iii) by any non-Loan Party in the Borrower or any Subsidiary that is a Loan Party and (iv) by any Loan Party in any non-Loan Party that is a Subsidiary for payment of expenses incurred in the ordinary course; provided that the aggregate amount of Investments made pursuant to this clause (iv) shall not exceed $3,000,000;

(d)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e)           Investments consisting of Liens, Indebtedness, fundamental changes and Dispositions and Restricted Payments permitted under Section 9.02, Section 9.13, Section 9.04 and Section 9.01, respectively;

(f)            Investments existing on the Effective Date and any modification, replacement, renewal, reinvestment or extension of any of the foregoing; provided that the amount of any Investment permitted pursuant to this Section 9.14(f) is not increased from the amount of such Investment on the Effective Date except pursuant to the terms of such Investment as of the Effective Date or as otherwise permitted by another clause of this Section 9.14;

(g)           Investments in swap contracts permitted under Section 9.13;

(h)           promissory notes and other non-cash consideration that is permitted to be received in connection with Dispositions permitted by Section 9.04;

(i)            Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(j)            Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment;

(k)           loans and advances to the Borrower (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to the Borrower (or such direct or indirect parent) in accordance with Section 9.01;

(l)            Guarantees permitted under Section 9.13;

(m)           Guarantees by the Borrower or any of the Subsidiaries of leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business.

Section 9.15         Bankruptcy Claims. The Borrower will not, and will not permit any Subsidiary of Borrower to, incur, create, assume, suffer to exist, or permit any other super-priority administrative claim that is pari passu with or senior to the claim of the Agent or the Lenders against the Loan Parties, except as set forth in the DIP Order or the Cash Management Order.

Section 9.16         Bankruptcy Actions. The Borrower will not, and will not permit any Subsidiary of Borrower to, absent the direction of the Requisite Lenders, file a motion seeking, or consent to the entry of, any order of the Bankruptcy Court granting authority to (i) take any action that is prohibited by the terms of this Agreement, the DIP Order or the other Loan Documents or (ii) refrain from taking any action that is required to be taken by the terms of the DIP Order or any of the other Loan Documents.

Article X

Default

Section 10.01       Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a)           Default in Payment. The Borrower (i) shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans or (ii) shall fail to pay when due any interest on any of the Loans or any of the other payment Obligations owing by the Borrower under this Agreement, any other Loan Document or the Fee Letter or any other Loan Party shall fail to pay when due any payment Obligation owing by such other Loan Party under any Loan Document to which it is a party, and, in the case of a failure described in this clause (ii), such failure shall continue for a period of 5 Business Days.

(b)           Default in Performance.

(i)           Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 8.04(h) or Article IX.

(ii)          [Reserved].

(iii)         Any Loan Party shall fail to comply with or perform any covenant set forth in Section 7.17; provided, for the avoidance of doubt, that any Debtor’s failure to meet a Milestone with respect to a hearing date as a result of the Bankruptcy Court’s availability shall not constitute an Event of Default so long as the Debtors seek the approval of the Bankruptcy Court, as necessary, as soon as the Bankruptcy Court is available.

(iv)         Any Loan Party shall fail to comply with or perform any covenant set forth in Section 7.16, Section 7.18 or Section 7.19.

(v)          Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section, and in the case of this Subsection (b)(v) only, such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Agent.

(c)           Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party to the Agent or any Lender, shall at any time prove to have been incorrect or misleading, in light of the circumstances in which made or deemed made, in any material respect when furnished or made or deemed made.

(d)           Indebtedness Cross-Default.

(i)           Borrower, any other Loan Party or any other Subsidiary of Borrower shall fail to pay when due and payable (after giving effect to any applicable grace or cure period) the principal of, or interest on, any Indebtedness (other than the Loans or the Prepetition Debt) having an aggregate outstanding principal amount of, in each case individually or in the aggregate with all other Indebtedness as to which such a failure exists, $1,000,000 or more (any such Indebtedness implicated under the preceding clause (A) or (B), “Material Indebtedness”); or

(ii)          (x) The maturity of any Material Indebtedness (other than the Loans or the Prepetition Debt) shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness (other than the Loans or the Prepetition Debt) shall have been required to be prepaid or repurchased prior to the stated maturity thereof (other than as a result of customary non default mandatory prepayment requirements associated with asset sales, casualty events or debt or equity issuances); or

(iii)         Any other event shall have occurred and be continuing which, with or without the passage of time, the giving of notice, or otherwise, would permit any holder or holders of any Material Indebtedness (other than the Loans or the Prepetition Debt), any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity (other than as a result of customary non default mandatory prepayment requirements associated with asset sales, casualty events or debt or equity issuances).

(e)           [Reserved].

(f)            [Reserved].

(g)           Revocation of Loan Documents. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document or the Fee Letter to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or the Fee Letter or any Loan Document or the Fee Letter shall cease to be in full force and effect (except as a result of the express terms thereof).

(h)           Judgment. A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against the Borrower or any Subsidiary of the Borrower by any court or other tribunal and (i) such judgment or order shall continue for a period of 30 days without being paid, stayed or dismissed through appropriate appellate proceedings (including pursuant to the Bankruptcy Code) and (ii) either (A) the amount of such judgment or order (x) for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) or (y) is not otherwise subject to indemnification or reimbursement on reasonable terms and conditions by Persons reasonably likely to honor such indemnification or reimbursement obligations, exceeds, individually or together with all other such outstanding judgments or orders entered against the Borrower, any other Loan Party and/or any other Subsidiary of Borrower, $1,000,000, or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment or order would reasonably be expected to have a Material Adverse Effect.

(i)            Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower or any Subsidiary of the Borrower which exceeds, individually or together with all other such warrants, writs, executions and processes, any other Subsidiary of the Borrower, $1,000,000, and, in any case, such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of 30 days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any and all Liens it may have on the assets of the Borrower and/or any Subsidiary of the Borrower.

(j)            [Reserved].

(k)           [Reserved].

(l)            [Reserved].

(m)          Security. Any provision of the DIP Order or any Security Document, at any time after the issuance of the DIP Order or execution and delivery of such Security Document and for any reason other than as expressly permitted hereunder or under such Security Document, shall for any reason cease to be valid and binding on or enforceable against any Loan Party or any Lien created under (i) the DIP Order ceases to be a valid and perfected first priority mortgage Lien (senior to all Liens other than Liens permitted by Section 9.02(a)) in any of the Collateral purported to be covered thereby, and (ii) any other Security Document ceases to be a valid and perfected first priority Lien (senior to all Liens other than Liens permitted by Section 9.02(a)) in any of the Collateral purported to be covered thereby, in each case, except to the extent that any such loss of perfection or priority results from the failure of the Agent to file Uniform Commercial Code continuation statements or to obtain Governmental Approvals (so long as such failure does not result from the breach or non-compliance with the Loan Documents by any Loan Party).

(n)           Bankruptcy Cases. Any of the following events occur in the Bankruptcy Cases, except to the extent consented to by the Requisite Lenders (which may be evidenced by a direction of the Requisite Lenders):

(i)           An order with respect to any of the Bankruptcy Cases shall be entered by the Bankruptcy Court (or any of the Loan Parties shall file an application or motion or pleading for entry of or in support of an order) (i) appointing a Chapter 7 trustee, or a Chapter 11 trustee under section 1104 of the Bankruptcy Code, (ii) appointing an examiner (other than a fee examiner) or receiver with enlarged powers (beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) relating to the operation of the business under section 1106(b) of the Bankruptcy Code, (iii) dismissing any of the Bankruptcy Cases or converting any of the Bankruptcy Cases under section 1112 of the Bankruptcy Code or otherwise to a case under chapter 7 of the Bankruptcy Code or (iv) providing for the disposition without the Agent’s prior written consent of all, or a material portion of, the assets of any Loan Party or any other Subsidiary of the Borrower, any Equity Interest of any Loan Party or any other Subsidiary of the Borrower, or any material business line of the Loan Parties and their Subsidiaries, either through a sale under section 363 of the Bankruptcy Code, through a confirmed plan of reorganization in the Bankruptcy Cases or otherwise except (I) as permitted by this Agreement, (II) as contemplated by the Restructuring Support Agreement, and the DIP Order; or (III) with the prior written consent of the Agent (at the direction of the Requisite Lenders);

(ii)          any Loan Party or any Subsidiary of the Borrower fails to comply (subject to any applicable grace and/or cure periods) in all respects with any provision of the DIP Order;

(iii)         an order shall have been entered by the Bankruptcy Court terminating or reducing the period pursuant to section 1121 of the Bankruptcy Code during which the Loan Parties have the exclusive right to file a plan of reorganization or solicit acceptance thereof, unless such termination or reduction is consented to by the Agent (at the written direction of the Requisite Lenders) (or in each case any of the Loan Parties shall seek to, or shall support (whether by way of motion or other pleadings filed with the Bankruptcy Court or any other writing executed by any Loan Party) any other Person's motion to, have such an order entered, in each case unless the Agent (at the written direction of the Requisite Lenders) consents to such action);

(iv)         an order with respect to any of the Bankruptcy Cases shall be entered by the Bankruptcy Court, or any of the Loan Parties or any other Subsidiary of the Borrower shall have filed or supported a motion or other pleading for entry of an order, (i) to revoke, reverse, vacate, terminate or rescind the Cash Management Order, (ii) to revoke, reverse, vacate, terminate, modify, supplement or amend any provision of the Interim DIP Order, the Final DIP Order or this Agreement, (iii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to any of the Loan Parties, equal or superior to the priority of the Lenders in respect of the Obligations, subject only to payment of the Carve-Out in full in cash, (iv) to grant or permit the grant of a Lien on the Collateral (other than as permitted under this Agreement), (v) to permit charging of any of the Collateral under section 506(c) of the Bankruptcy Code against the Secured Parties or the prepetition secured parties under the September 2029 Secured Notes, (vi) to prohibit or limit the extension under Section 552(b) of the Bankruptcy Code of the Liens of the members of the 2029 Ad Hoc Group in their capacities as prepetition Secured Parties on the Collateral to any proceeds, products, offspring, or profits of the Collateral acquired by any Loan Party after the Petition Date, (vii) to authorize the use of Cash Collateral constituting Collateral hereunder under Section 363 of the Bankruptcy Code or to obtain financing for any of the Loan Parties under Section 364 of the Bankruptcy Code (other than the transactions contemplated by the Loan Documents or the DIP Orders or any such financing that provides for the payment in full in cash of the Obligations); or (viii) to take any other action or actions materially adverse to any of the Secured Parties or their rights and remedies hereunder or under any of the Loan Documents, the September 2029 Secured Notes Indentures or the DIP Order, or any Secured Party’s or member of the 2029 Ad Hoc Group’s interests in any of the Collateral (other than the transactions contemplated by the Loan Documents or the DIP Orders);

(v)          an order is entered by the Bankruptcy Court confirming a plan of reorganization or liquidation in any of the Bankruptcy Cases (or an order shall be entered by the Bankruptcy Court approving a disclosure statement related to such plan) other than an Acceptable Plan, or any of the Debtors shall file, propose, support, or fail to contest in good faith the filing or confirmation of such a plan;

(vi)         the Bankruptcy Court enters an order or orders granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to a holder or holders of a Lien on any part of the Collateral securing the Loans (other than a holder or holders of a Lien ranking senior in priority to the Liens securing the Loans) to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any such Collateral or the Equity Interests in any Loan Party or any other Debtor whose Equity Interest (or portion thereof) has been pledged as security for the Obligations (unless constituting a sale or other disposition permitted by this Agreement) or permit any such third parties to exercise other remedies in respect of such Liens;

(vii)        any termination of the use of Cash Collateral pursuant to the DIP Order other than as provided in this Agreement and the DIP Orders;

(viii)       any material provision of the DIP Order shall for any reason cease to be valid or binding or enforceable against any of the Loan Parties, or any of the Loan Parties shall so state in writing; or any of the Loan Parties shall commence or join in any legal proceeding to contest in any manner that the DIP Order constitutes a valid and enforceable agreement, or to assert that it has no further obligation or liability under the DIP Order;

(ix)         any of the Loan Parties shall seek to, join or support (whether by way of motion or other pleadings filed with the Bankruptcy Court or any other writing executed by any Loan Party or by oral argument) any other person in seeking to: (i) contest or disallow in whole or in part any of the Obligations arising under this Agreement or any other Loan Document (or any such order is entered), or the claims of the Lenders arising under the September 2029 Secured Notes Indentures or (ii) challenge the validity, enforceability or perfection of the Liens or security interests granted or confirmed herein or in the Interim DIP Order or the Final DIP Order and the other Security Documents in favor of the Secured Parties or the Liens securing the applicable Debtors’ Obligations or their obligations to the Lenders under the September 2029 Secured Notes Indentures;

(x)          any Loan Party shall make any payment (as adequate protection or otherwise), or application for authority to pay, on account of any claim or debt arising prior to the Petition Date other than payments expressly authorized pursuant to this Agreement or by the Bankruptcy Court in the Interim DIP Order, the Final DIP Order, any “first day” or “second day” order entered by the Court in the Bankruptcy Cases (subject to the Approved Budget), by any other orders entered by the Bankruptcy Court (subject to the Approved Budget), or in amounts consistent with the Approved Budget (subject to variances permitted under Section 7.18(b));

(xi)         if any Loan Party is enjoined, restrained or in any way prevented by an order of a court of competent jurisdiction (other than an order of the Bankruptcy Court approved by the Requisite Lenders) from continuing to conduct all or any material part of its business or affairs for a period exceeding five (5) consecutive Business Days;

(xii)        any Loan Party shall consolidate or combine with any other Person except to the extent expressly permitted by this Agreement or as contemplated by the Restructuring Support Agreement or pursuant to a confirmed Acceptable Plan;

(xiii)       the Loan Parties file or support any motion, pleading, application or adversary proceeding (a) challenging the validity, enforceability, perfection or priority of, or seeking to avoid and recover, the Liens securing the September 2029 Secured Notes held by the Lenders or (b) seeking disallowance, in full or in part, of the claims of the members of the 2029 Ad Hoc Group on account of the September 2029 Secured Notes held by the Lenders;

(xiv)       the Loan Parties file or support any motion seeking approval of (or the entry of an order by the Court approving) adequate protection to any pre-petition creditor in respect of junior Liens on the Collateral that is inconsistent with the DIP Order;

(xv)        the Loan Parties file or support any motion or take any action in the Bankruptcy Cases seeking the entry of an order by the Bankruptcy Court precluding the agents for and on behalf of any Lender in its capacity as a holder of the September 2029 Secured Notes from having the right to, or being permitted to, or precluding any Lender in its capacity as a holder of September 2029 Secured Notes from directing or instructing any of the foregoing parties to exercise the right to, “credit bid” in respect of applicable collateral; or

(xvi)       the Bankruptcy Court does not enter the Interim DIP Order or Final DIP Order, as applicable.

Section 10.02       Remedies Upon Event of Default. Subject to the DIP Orders and the next succeeding paragraph, upon the occurrence of any such Event of Default and at any time thereafter during the continuance of such Event of Default, the Agent, at the written request of the Requisite Lenders, may take any or all of the following actions, at the same or different times: (A) terminate forthwith the Commitments, (B) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, will become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and (C) exercise all rights and remedies granted to it under any Loan Document and all of its rights under any other applicable law or in equity.

Subject to the DIP Orders, upon the occurrence and during the continuation of an Event of Default, without further order from or application to the Bankruptcy Court, the automatic stay provisions of section 362 of the Bankruptcy Code shall be vacated and modified to the extent necessary to permit the Agent, acting at the request of the Requisite Lenders, to (A) deliver to the Borrower a notice declaring the occurrence of an Event of Default, (B) declare the termination, reduction, or restriction of the commitments under the Facilities, (C) declare the Loans then outstanding to be due and payable, (D) declare the termination, reduction or restriction on the ability of the Loan Parties to use any Cash Collateral, (E) terminate the Facilities, (F) charge the default rate of interest under this Agreement (which default rate shall be charged automatically in accordance with the terms hereof), (G) freeze all monies of the Loan Parties in the Segregated Account in accordance with the terms of the Segregated Account Control Agreement, (H) exercise any and all rights of setoff, (I) exercise any right or remedy with respect to the Collateral or the Liens on the Collateral hereunder, or (J) take any other action or exercise any other right or remedy permitted under the Loan Documents, including the DIP Order or applicable law; provided, that in the case of the enforcement of rights against the Collateral pursuant to clauses (I) and (J) above, (i) the Agent, acting at the request of the Requisite Lenders, shall provide counsel to the Loan Parties, counsel to any Committee, and the office of the U.S Trustee with five (5) Business Days’ prior written notice (such period, the “Remedies Notice Period”); provided, however, that the Debtors may, during the Remedies Notice Period, be entitled to seek emergency relief before the Bankruptcy Court, subject to the Bankruptcy Court’s availability (an “Emergency Motion”) (in which case, the Remedies Notice Period shall automatically extend until the Bankruptcy Court’s adjudication of such Emergency Motion). Immediately upon the expiration of the Remedies Notice Period, the Bankruptcy Court shall hold an emergency hearing when the Bankruptcy Court is available (the “Enforcement Hearing”) at which the Loan Parties, any Committee, and/or any other party in interest shall be entitled to seek a determination from the Bankruptcy Court solely as to whether an Event of Default has occurred, and at the conclusion of the Enforcement Hearing, the Bankruptcy Court may fashion an appropriate remedy that is consistent with the terms of the DIP Order; provided, that during the Remedies Notice Period, the Loan Parties shall be permitted to use Cash Collateral solely to fund expenses critically necessary to preserve the value of the Loan Parties’ businesses, as determined by the Requisite Lenders in their sole discretion. Except as otherwise set forth in the DIP Order or ordered by the Bankruptcy Court prior to the expiration of the Remedies Notice Period, after the Remedies Notice Period, the Loan Parties shall waive their right to and shall not be entitled to seek relief, including, without limitation, under section 105 or section 362 of the Bankruptcy Code, to the extent such relief would in any way impair or restrict the rights and remedies of the Agent or the Lenders under the DIP Orders. No enforcement rights set forth in clauses (I) and (J) above shall be exercised prior to the Bankruptcy Court holding an Enforcement Hearing, subject to Bankruptcy Court availability, and the expiration of the Remedies Notice Period, and the Remedies Notice Period shall not expire until the conclusion of the Enforcement Hearing and the issuance of a ruling by the Bankruptcy Court.

Section 10.03       [Reserved].

Section 10.04       Marshaling; Payments Set Aside. None of the Agent or any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Agent or any Lender, or the Agent or any Lender enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 10.05       Allocation of Proceeds. Subject to the provisions of the DIP Order (if applicable), if an Event of Default exists, all payments received by the Agent (or any Lender as a result of its exercise of remedies pursuant to Section 12.03) under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

(a)           to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Agent in its capacity as such;

(b)           to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorneys’ fees and expenses and the fees and expenses of the Lender Advisors, ratably among the Lenders in proportion to the respective amounts described in this Clause (b) payable to them;

(c)           to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this Clause (c) payable to them;

(d)           to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this Clause (d) payable to them; and

(e)           the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, in the event any Disclaimed Cash Proceeds are to be applied in accordance with this Section 10.05, no such Disclaimed Cash Proceeds shall be distributed to the applicable Disclaimed Lender, and to the extent such Disclaimed Cash Proceeds are to be paid ratably among the Lenders for purposes of this Section 10.05, the applicable Disclaimed Lender and the amounts owed to it shall be disregarded and excluded for the purposes of determining same.

Section 10.06       Rescission of Acceleration by Requisite Lenders. If at any time after acceleration of the maturity of the Loans and the other Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations, which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by Applicable Law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of the Requisite Lenders, then by written notice to the Borrower and the Agent, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences. The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Requisite Lenders, and are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.

Section 10.07       Performance by Agent. If the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Agent (acting at the written direction of the Requisite Lenders) may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Agent (acting at the written direction of the Requisite Lenders), promptly pay any amount reasonably expended by the Agent (on behalf of the Lenders) in such performance or attempted performance to the Agent (for the account of the Lenders), together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 10.08       Rights Cumulative.

(b)           Generally. The rights and remedies of the Agent and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Agent and the Lenders may be selective and no failure or delay by the Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(c)           Enforcement by Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, but subject in all respects to the provisions of the DIP Order, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Article X for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 12.03 (subject to the terms of Section 3.03), or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise ascribed to the Agent pursuant to Article X and (y) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 3.03, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

Article XI

The Agent

Section 11.01       Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes the Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically and expressly delegated to the Agent by the terms hereof and thereof. Each Lender hereby acknowledges and agrees that the Agent shall not have any duties or responsibilities except those expressly set forth herein and in the other Loan Documents. The duties of the Agent under the Loan Documents are solely mechanical and administrative in nature. Not in limitation of the foregoing, each Lender authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Agent a trustee or fiduciary for any Lender or to impose on the Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Agent”, “agent” and similar terms in the Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Agent shall deliver to each Lender, promptly upon receipt thereof by the Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Agent pursuant to Article VIII that the Borrower is not otherwise required to deliver directly to the Lenders. The Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such written instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed in writing the Agent otherwise. The permissive authorizations, entitlements, powers and rights (including the right to request that the Lenders take an action or deliver a document and the exercise of remedies following an Event of Default) granted to the Agent herein shall not be construed as duties. The Agent shall not have any responsibility for interest or income on any funds held by it hereunder and any funds so held shall be held uninvested pending distribution thereof. Whether or not explicitly set forth therein, the rights, powers, protections, immunities and indemnities granted to the Agent herein shall apply to any document entered into by the Agent in connection with its role as Agent under the Loan Documents. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the written instructions of the Requisite Lenders, or where applicable, all the Lenders.

Section 11.02       [Reserved].

Section 11.03       Approvals of Lenders. All communications from the Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to the Agent by the Borrower in respect of the matter or issue to be resolved.

Section 11.04       Notice of Events of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Agent such a “notice of default”; provided, a Lender’s failure to provide such a “notice of default” to the Agent shall not result in any liability of such Lender to any other party under any of the Loan Documents. Further, if the Agent receives such a “notice of default,” the Agent shall give prompt notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as may be directed in writing by the Requisite Lenders.

Section 11.05       Agent’s Reliance. Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Agent nor any of its Related Parties shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Agent may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Agent nor any of its Related Parties: (a) makes any warranty or representation to any Lender or any other Person, or shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons, or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Agent on behalf of the Lenders in any such collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct in the selection of such agent or attorney-in-fact as determined by a court of competent jurisdiction in a final non-appealable judgment. Delivery of reports, documents and other information to the Agent is for informational purposes only and the Agent’s receipt of the foregoing shall not constitute constructive knowledge of any event or circumstance or any information contained therein or determinable from information contained therein. Information contained in notices, reports or other documents delivered to the Agent and other publicly available information shall not constitute actual or constructive knowledge. Knowledge of or notices or other documents delivered to the Agent in any capacity shall not constitute knowledge of or delivery to the Agent in any other capacity under the Loan Documents or to any affiliate or other division of the Agent.

Notwithstanding any provision under the Loan Documents to the contrary, before taking or omitting any action to be taken or omitted by the Agent under the terms of the Loan Documents, the Agent may seek the written direction of the Requisite Lenders (or such other number or percentage of Lenders as is required hereof), which written direction may be in the form of an email, and the Agent is entitled to rely (and is fully protected in so relying) upon such direction. If the Agent requests such direction with respect to any action, the Agent shall be entitled to refrain from such action unless and until the Agent has received such direction, and the Agent does not incur liability to any Person by reason of so refraining. In the absence of an express statement in the Loan Documents regarding which Lenders shall direct in any circumstance, the written direction of the Requisite Lenders shall apply and be sufficient for all purposes. If the Agent so requests, it must first be indemnified to its satisfaction by the Lenders against any and all fees, losses, liabilities and expenses which may be incurred by the Agent by reason of taking or continuing to take, or omitting, any action directed by any Lender prior to having any obligation to take or omit to take any such action. Any provision of the Loan Documents authorizing the Agent to take any action does not obligate the Agent to take such action.

Section 11.06       Indemnification of Agent. Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent (in its capacity as Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of one counsel to the Agent) incurred by the Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Agent and/or the Lenders, and any claim or suit brought against the Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Agent notwithstanding any claim or assertion that the Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Agent that the Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Agent is not so entitled to indemnification. To the extent permitted by applicable law, no party shall not assert, and hereby waives, any claim against the Agent, on any theory of liability, for special, indirect, incidental, consequential (including lost profits) or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, hereunder or any Loan Document or instrument contemplated hereby, any Loan or the use of the proceeds thereof regardless of the form of action and whether or not any such damages were foreseeable or contemplated. The agreements in this Section shall survive, remain operative and in full force and effect regardless of the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Agent for any Indemnifiable Amount following payment by any Lender to the Agent in respect of such Indemnifiable Amount pursuant to this Section, the Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 11.07       Lender Credit Decision, Etc. Each of the Lenders expressly acknowledges and agrees that neither the Agent nor any of its Related Parties has made any representations or warranties to such Lender and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary of the Borrower or any Affiliate, shall be deemed to constitute any such representation or warranty by the Agent to any Lender. Each of the Lenders acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Agent, any other Lender or counsel to the Agent, or any of their respective Related Parties, and based on the financial statements of the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or counsel to the Agent or any of their respective Related Parties, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any other Subsidiary of the Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent under this Agreement or any of the other Loan Documents or furnished to the Agent for distribution to the Lenders, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Agent or any of its Related Parties. Each of the Lenders acknowledges that the Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to any Lender.

Section 11.08       Successor Agent. The Agent may (a) resign at any time as Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower or (b) be removed as Agent by all of the Lenders and the Borrower upon 30 days’ prior written notice if the Agent is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder. Upon any such resignation or removal, the Requisite Lenders shall have the right to appoint a successor Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Agent). If no successor Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Agent’s giving of notice of resignation or giving of notice of removal of the Agent, then the current Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee; provided that if the Agent shall notify the Borrower and the Lenders that no Lender has accepted such appointment, then such resignation or removal shall nonetheless become effective in accordance with such notice and (1) the Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made to each Lender directly, until such time as a successor Agent has been appointed as provided for above in this Section; provided, further that such Lenders so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Agent as if each such Lender were itself the Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Agent, and the current Agent shall be discharged from its duties and obligations under the Loan Documents. After any Agent’s resignation hereunder as Agent, the provisions of this Article XI shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

Section 11.09       Collateral Matters. (a)  Each Lender hereby authorizes the Agent, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, (i) to take any action with respect to any Collateral or any Loan Document which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to any of the Loan Documents and to enter into such Security Documents as may be necessary or desirable in connection therewith from time to time, and (ii) to consent to the granting by the Borrower or any Subsidiary of the Borrower of easements, restrictions, covenants, reservations and rights of way in the ordinary course of business (or otherwise in connection with a condemnation proceeding), including, without limitation, for use, access, water and sewer lines, telephone and telegraph lines, gas or electric lines, telecommunications leases and other utilities, provided that no such grant, conveyance or encumbrance shall materially impair the utility and operation of the affected individual Collateral Property or have an Material Adverse Effect on such Collateral Property. The Agent shall not have any obligation whatsoever to any Lender or to any other person to assure that the Collateral exists or is owned (whether in fee or by leasehold) by the person purporting to own it or is cared for, protected, or insured or has been encumbered or that the Liens granted to the Agent pursuant to the Loan Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced, or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights granted or available to the Agent in any of the Loan Documents; it being understood and agreed that in respect of any Loan or any Loan Document, or any act, omission or event related thereto, the Agent shall not have any duty or liability whatsoever with respect to any Loan or any Loan Documents to any person in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. Notwithstanding anything contained in the Loan Documents or otherwise to the contrary, the Agent shall not have any duty to (i) file or prepare any financing or continuation statements or record any documents or instruments in any public office for purposes of creating, perfecting or maintaining any Lien or security interest created under the Loan Documents; (ii) take any necessary steps to preserve rights against any parties with respect to any Collateral; or (iii) take any action to protect against any diminution in value of the Collateral.

(b)           The Lenders hereby authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments and indefeasible payment and satisfaction in full of all of the Obligations, (ii) as expressly permitted by, but only in accordance with, the terms of the applicable Loan Document, and (iii) if approved, authorized or ratified in writing by the Requisite Lenders (or such greater number of Lenders as this Agreement or any other Loan Document may expressly provide). Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section.

(c)           Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, and upon at least five (5) Business Days’ prior written request by the Borrower, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for its benefit and the benefit of the Lenders hereunder or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any other Loan Party in respect of) all interests retained by the Borrower or any other Loan Party, including, without limitation, the proceeds of such sale or transfer, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure or deed in lieu thereof with respect to any of the Collateral, the Agent shall be authorized to deduct all of the expenses reasonably incurred by the Agent from the proceeds of any such sale, transfer or foreclosure.

(d)           The Agent shall have no obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by the Borrower, any other Loan Party or any other Subsidiary of the Borrower or is cared for, protected or insured or that the Liens granted to the Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agent in this Section or in any of the Loan Documents.

(e)           [Reserved].

(f)            [Reserved].

(g)           Each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other Loan Party under the Loan Documents with respect to exercising claims against or rights in the Collateral without the written consent of the Requisite Lenders. For purposes of this Section, the term “Lender” includes any Person that is or at any time has been a Lender and the terms and conditions of this provision shall be binding upon such Person at all times and expressly survive any assignment of the Commitment of such Person in whole or in part.

Section 11.10       [Reserved]

Section 11.11       [Reserved]

Section 11.12       No Set Off. Each Lender hereby acknowledges that the exercise by any Lender of any offset, set-off, banker’s lien or similar rights against any deposit account or other property or asset of any Loan Party, whether or not located in California, would result in significant impairment of the ability of all Lenders to recover any further amounts in respect of the Guaranteed Obligations under certain Applicable Laws. Therefore, each Lender agrees not to charge or offset any amount owed to it by any Loan Party against any of the accounts, property or assets of any Loan Party or any of its affiliates held by such Lender without the prior written approval of the Agent and Requisite Lenders.

Section 11.13       Erroneous Payments. (a)  Each Lender and each other Secured Party hereby severally agrees that if (i) the Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or any other Secured Party (or the lender Affiliate of a Secured Party) or any other Person that has received funds from the Agent or any of its Affiliates, either for its own account or on behalf of a Lender or other Secured Party (each such recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 11.13(a), whether received as a payment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b)           Without limiting the immediately preceding Clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Agent in writing of such occurrence.

(c)           In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Agent and shall be held in trust for the benefit of the Agent, and upon demand from the Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than two Business Days thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon (unless waived by the Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent at the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions.

(d)           In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding Clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Agent and upon the Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) in the amount of such portion to the Agent or, at the option of the Agent, the Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, the Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such revocation all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this Clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this Clause (d) shall govern in the event of any conflict with the terms and conditions of Section 12.05 and (3) the Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)           Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Agent to such Payment Recipient from any source, against any amount due to the Agent under this Section 11.13(e) or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Loan Party, and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received, except, in each case of clauses (y) and (z), to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower or any other Loan Party for the purpose of making a payment on the Obligations.

(f)           Each party’s obligations under this Section 11.13 shall survive the resignation or replacement of the Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g)           Nothing in this Section 11.13 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

Section 11.14       Certain ERISA Matters. (a)  Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)           such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement;

(ii)          the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Internal Revenue Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii)         (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Section I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Section I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv)        such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b)           In addition, unless either (1) sub-clause (i) in the immediately preceding Clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding Clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Agent and its Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 11.15       Liability of Agent.

(a)           The Agent shall not be: (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a court of competent jurisdiction in a final and non-appealable judgment); provided that no action taken or not taken by the Agent at the direction of the Requisite Lenders (or such other number or percentage of Lenders as is required hereunder) shall be considered gross negligence or willful misconduct of the agent; or (ii) responsible in any manner to any Lender or any other Lender for any recital, statement, representation or warranty made by the Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any Collateral, or to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder.

(b)           The Agent shall not be required to use, risk or advance its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder. In no event shall the Agent be liable, directly or indirectly, for any special, indirect, punitive or consequential damages, even if the Agent has been advised of the possibility of such damages and regardless of the form of action.

(c)           Notwithstanding any other provision of this Agreement or the other Loan Documents, the Agent shall not be liable for any action taken or not taken by it with the consent or at the request or direction of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, to give such request or direction hereunder). The Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing. The Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law. The Agent shall have no liability for any action taken, or errors in judgment made, in good faith by it or any of its officers, employees or agents, unless it shall have been negligent in ascertaining the pertinent facts.

(d)           Neither the Agent nor any of its directors, officers, employees, agents or affiliates shall be responsible for nor have any duty to monitor the performance or any action of the Borrower, or any of their directors, members, officers, agents, affiliates or employees, nor shall it have any liability in connection with the malfeasance or nonfeasance by such parties. The Agent may assume performance by all such persons of their respective obligations.

(e)           The Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; pandemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.

(f)           The Agent shall have no obligation to file or record any financing statements, notices, instruments, documents, consents or other papers as shall be necessary to (i) create, preserve, perfect or validate any security interest granted to the Agent pursuant to any Loan Document or (ii) enable the Agent to exercise and enforce its rights under any Loan Document. In addition, the Agent shall have no responsibility or liability (i) in connection with the acts or omissions of any person in respect of the foregoing or (ii) for or with respect to the legality, validity and enforceability of any security interest created in the Collateral or the perfection and priority of such security interest.

(g)           Whenever reference is made in this Agreement or any other Loan Document to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Agent (except for the Agent’s ability to waive the fee set forth in Section 3.05(e) or Section 12.05(b)(iv) or in connection with the Agent’s ability to enter into any amendment to the Fee Letter or any other Loan Document to which it is a party when such amendment affects the rights and obligations of the Agent, each of which shall be made in the Agent’s sole discretion), it is understood that in all cases that the Agent shall not have any duty to act, and shall be fully justified in failing or refusing to take any such action, if it has not received written instruction, advice or concurrence from the Requisite Lenders in respect of such action.

Article XII

Miscellaneous

Section 12.01       Notices. Unless otherwise provided herein (including without limitation as provided in Section 8.05), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:

If to the Borrower:

Office Properties Income Trust
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458
Attention: Chief Financial Officer
Telephone: (617) 796-8142

If to the Agent:

Acquiom Agency Services LLC
950 17th Street, Suite 1400
Denver, Colorado 80202
Attention: Lisha John
Telephone: (303) 879-4705
Email: loanagency@srsacquiom.com; ljohn@srsacquiom.com

If to any other Lender:

To such Lender’s address or telecopy number as set forth in the applicable Administrative Questionnaire or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender shall only be required to give notice of any such other address to the Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Agent and the Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 8.05 to the extent applicable; provided, however, that, in the case of the immediately preceding Clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Agent or any Lender under Article II shall be effective only when actually received. None of the Agent or any Lender shall incur any liability to any Loan Party (nor shall the Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

Section 12.02       Expenses. The Borrower agrees (a) to pay or reimburse the Agent and the Lenders for all their reasonable and documented costs and expenses incurred in connection with the preparation, negotiation, execution and administration of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expense and reasonable travel expenses related to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Agent and counsel and financial advisors to the Lenders and all costs and expenses of the Agent and the Lenders in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents and in connection with the review of Properties for inclusion as Collateral Properties, ongoing due diligence and collateral review and preservation in respect of Collateral Properties, the Agent’s other activities under Section 7.15 and the fees and disbursements of counsel to the Agent and counsel and financial advisors to the Lenders relating to all such activities (it being understood and agreed that, to the extent any of such services or activities are provided internally by the Agent, the Borrower shall reimburse the Agent for such reasonable and customary costs and expenses at market rates), (b) to pay or reimburse the Agent and the Lenders for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents and the Fee Letter, including the reasonable fees and disbursements of their respective counsel (and, in the case of the Lenders, their financial advisors) and any payments in indemnification or otherwise payable by the Lenders to the Agent pursuant to the Loan Documents, and all aspects of the Bankruptcy Cases, including the preparation and review of pleadings, documents and reports related to the Bankruptcy Cases (and any successor cases relating thereto), attendance at meetings, court hearings or conferences related to the Bankruptcy Cases (and any successor cases relating thereto) and general monitoring of the Bankruptcy Cases (and any successor cases relating thereto), (c) subject to the limitations set forth in Section 3.10 of this Agreement, to pay, and indemnify and hold harmless the Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the fees and disbursements of counsel to the Agent and counsel and financial advisors to the Lenders incurred in connection with the representation of the Agent or such Lenders in any matter relating to or arising out of any bankruptcy or other proceeding of the Borrower or any other Loan Party, including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder.

Section 12.03       Setoff. (a)  Subject to Section 3.03 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Agent, each Lender, each Affiliate of the Agent or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender, an Affiliate of a Lender, or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender, any Affiliate of the Agent or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.02, and although such Obligations shall be contingent or unmatured. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 3.09 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders and (y) such Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 12.04       Litigation; Jurisdiction; Other Matters; Waivers. (a)  EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE FEE LETTER OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b)           THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE BANKRUPTCY COURT, THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH BANKRUPTCY COURT, NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)           THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.

Section 12.05       Successors and Assigns. (a)  Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following Subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following Subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following Subsection (f) (and, subject to the last sentence of the immediately following Subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following Subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its Commitment pursuant to the Syndication Procedures or if the Borrower otherwise consents (such consent not to be unreasonably withheld or delayed) (provided that (y) if the Borrower does not respond within ten (10) Business Days of a request, the Borrower shall be deemed to have consented to such request and (z) the Borrower’s consent shall not be required if a Default or Event of Default shall exist at the time of such assignment); provided that any such assignment shall be subject to the following conditions:

(i)           [Reserved].

(ii)          [Reserved].

(iii)         Required Consents. No consent shall be required for any assignment; provided, that the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments (other than assignments of Commitments pursuant to the Syndication Procedures) if such assignment is to a Person that is not already a Lender with a Commitment, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender.

(iv)         Assignment and Assumption; Notes. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment (which fee the Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire. If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the assignee and such transferor Lender, as appropriate.

(v)          No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)         No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii)        Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to such assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent and each other Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to the immediately following Subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.10, 4.01, 4.04, 12.02 and 12.09 and the other provisions of this Agreement and the other Loan Documents as provided in Section 12.10 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).

(c)           Register. The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations. No Lender may at any time sell participations to any Person in all or a portion of such Lender’s rights and/or obligations under this Agreement.

(e)           Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)            No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(g)           USA Patriot Act Notice; Compliance. In order for the Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, prior to any Lender that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Agent may request, and such Lender shall provide to the Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Agent to comply with federal law.

Section 12.06       Amendments and Waivers. (a)  Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Borrower, any other Loan Party or any other Subsidiary of the Borrower of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party party thereto. Notwithstanding anything to the contrary contained in this Section, the Fee Letter may only be amended, and the performance or observance by any Loan Party thereunder may only be waived, in a writing executed by the parties thereto.

(b)           Consent of Lenders Directly Affected. In addition to the foregoing requirements, no amendment, waiver or consent shall:

(i)           increase (or reinstate) a Commitment of a Lender (excluding any increase as a result of an assignment of Commitments permitted under Section 12.05) or subject such Lender to any additional obligations without the written consent of such Lender;

(ii)          reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations without the written consent of each Lender directly affected thereby; provided, however, only the written consent of the Requisite Lenders shall be required for the waiver of interest payable at the Post-Default Rate, retraction of the imposition of interest at the Post-Default Rate and amendment of the definition of “Post-Default Rate”;

(iii)         reduce the amount of any Fees payable to a Lender without the written consent of such Lender;

(iv)         modify the definition of “Loan Percentage”, or otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any Loans or for the payment of any other Obligations owing to the Lenders, in each case, without the written consent of each Lender directly affected thereby;

(v)         [Reserved];

(vi)         modify the definition of “Pro Rata Share” or amend or otherwise modify the provisions of Section 3.02 or Section 10.05 without the written consent of each Lender directly affected thereby;

(vii)        amend this Section or amend any of the defined terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section without the written consent of each Lender;

(viii)      [Reserved];

(ix)         [Reserved];

(x)          modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Lender;

(xi)         release any Guarantor from its obligations under the Guaranty to which it is a party (except, solely in the case of a Subsidiary Guarantor, as contemplated by Section 7.13(b)) without the written consent of each Lender;

(xii)        release any material portion of the pledged Equity Interests (except for releases thereof expressly permitted under or contemplated by this Agreement) or subordinate any Lien of the Agent in any material portion of the pledged Equity Interests, in each case, without the written consent of each Lender;

(xiii)       (x) release any Loan Party from its material obligations under any Security Document (except as expressly permitted under or contemplated by this Agreement) or (y) permit the Collateral to secure any Indebtedness (other than (A) the Obligations or the Guaranteed Obligations, as applicable and (B) as expressly permitted under or contemplated by this Agreement), in each case, without the written consent of each Lender; or

(xiv)       waive a Default or Event of Default under Section 10.01(a) without the written consent of each Lender.

(c)           Amendment of Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) a Commitment of a Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

(d)           Technical Amendments. Notwithstanding anything to the contrary in this Section 12.06, if the Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or any other Loan Document (other than the Fee Letter) or an inconsistency between provisions of this Agreement or provisions of another Loan Document (other than the Fee Letter), the Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Lenders. Any such amendment shall become effective without any further action or consent of any of other party to this Agreement, and the Agent will provide a copy of such amendment to the Lenders.

(e)           [Reserved].

(f)            Amendment and Restatement Transactions. Notwithstanding anything to the contrary in this Section 12.06, if, in connection with any amendment and/or restatement of this Agreement (as so amended and/or restated, the “Amended Agreement”), there are one or more Lenders party to this Agreement that will not be party to the Amended Agreement (each, an “Agreement Exiting Lender”), each Agreement Exiting Lender acknowledges and agrees that, so long as the Commitment of such Agreement Exiting Lender is terminated, and all outstanding obligations owing to such Agreement Exiting Lender under this Agreement and the other Loan Documents are repaid in full on the effective date of the Amended Agreement, such Agreement Exiting Lender will be not be deemed to be a Lender under this Agreement as of the effective date of the Amended Agreement and shall be disregarded for purposes of determining requisite Lender approval of any amendments to this Agreement pursuant to the Amended Agreement; provided, however, that each Agreement Exiting Lender shall continue to be entitled to the benefits of any provisions under this Agreement (prior to giving effect to the Amended Agreement) that by their express terms survive the termination of this Agreement and/or the payment in full of principal, interest and all other amounts payable hereunder (prior to giving effect to the Amended Agreement), including, without limitation, Sections 3.10, 4.01, 4.04, 11.06, 12.02 and 12.09. For the avoidance of doubt, nothing in this Section 12.06(e) shall itself provide any Lender with the option of terminating its Commitment under this Agreement.

Section 12.07       Nonliability of Agent and Lenders. The relationship between the Borrower, on the one hand, and the Lenders and the Agent, on the other hand, shall be solely that of borrower and lender. None of the Agent or any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Agent or any Lender to any Lender, the Borrower, any Subsidiary of the Borrower or any other Loan Party. None of the Agent or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 12.08       Confidentiality. Except as otherwise provided by Applicable Law, the Agent and each Lender shall maintain the confidentiality of all Information (as defined below) in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ other respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed assignee, Participant or other transferee in connection with a potential transfer of any Commitment or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law; (d) to the Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document or any action or proceeding relating to any Loan Document or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Agent or such Lender to be a breach of this Section or (ii) becomes available to the Agent, any Lender or any Affiliate of the Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate of the Borrower; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it; (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (i) to any other party hereto; (j) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loan Documents; (k) for purposes of establishing a “due diligence” defense, and (l) with the consent of the Borrower. Notwithstanding the foregoing, the Agent and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Agent or such Lender or in accordance with the regulatory compliance policy of the Agent or such Lender. In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments. As used in this Section, the term “Information” means all information received from the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower, any other Loan Party, any other Subsidiary or any Affiliate, provided that, in the case of any such information received from the Borrower, any other Loan Party, any other Subsidiary or any Affiliate after the Initial Agreement Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.09       Indemnification. (a)  The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Agent, the Lenders, all of the Affiliates of each of the Agent or any of the Lenders, and their respective Related Parties (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”): losses, costs, claims, penalties, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any pending or threatened (in writing) litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding Indemnified Costs indemnification in respect of which is specifically covered by Section 3.10 or 4.01 or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby or the Collateral; (ii) the making of any Loans hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans; (iv) the Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Agent and the Lenders are creditors of the Borrower and the other Loan Parties and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the other Loan Parties; (vii) the fact that the Agent and the Lenders are material creditors of the Borrower and the other Loan Parties and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the other Loan Parties or their financial condition; (viii) the exercise of any right or remedy the Agent or the Lenders may have under this Agreement or the other Loan Documents; (ix) any civil penalty or fine assessed by the OFAC against, and all costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Agent or any Lender as a result of conduct of the Borrower, any other Loan Party or any other Subsidiary that violates a sanction administered or enforced by the OFAC; or (x) any violation or non-compliance by any Loan Party, any Subsidiary of Borrower or any Collateral Property of any Applicable Law (including any Environmental Law), including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause any Loan Party or Subsidiary (or any of their respective properties) (or the Agent and/or the Lenders as successors to the Borrower or other applicable Loan Parties) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any Indemnified Costs to the extent arising from the gross negligence or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment.

(b)           The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of Borrower or any of Borrower’s Subsidiaries, any shareholder of Borrower or any Subsidiary of Borrower (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of Borrower), any account debtor of Borrower or any Subsidiary of Borrower or by any Governmental Authority.

(c)           This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary of the Borrower.

(d)           [Reserved].

(e)           An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding and the Borrower shall not otherwise be obligated to give any consideration in respect of such settlement or (y) there is an allegation of a violation of law by such Indemnified Party.

(f)            If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g)           The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in Cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 12.10       Termination; Survival. This Agreement and the other Loan Documents shall terminate at such time as (a) all of the Commitments have been terminated, (b) none of the Lenders is obligated any longer under this Agreement to make any Loans and (c) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full. The indemnities to which the Agent, the Lenders and/or any other Indemnified Party are entitled under the provisions of Sections 3.10, 4.01, 4.04, 11.06, 12.02 and 12.09. and any other provision of this Agreement and the other Loan Documents, and the provisions of Sections 12.04 and 12.12, shall continue in full force and effect and shall protect the Agent, the Lenders and such Indemnified Parties (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 12.11       Severability of Provisions. If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 12.12       Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 12.13       Counterparts. (a)  To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

(b)           The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Agent has agreed to accept such Electronic Signature from any party hereto, the Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agent, the Lenders and any of the Loan Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

Section 12.14       Obligations with Respect to Loan Parties. The obligations of Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense Borrower may have that Borrower does not control such Loan Parties.

Section 12.15       Independence of Covenants. All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 12.16       Limitation of Liability. None of the Agent or any Lender, or any of their respective Related Parties shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or the Fee Letter, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Borrower hereby waives, releases, and agrees not to sue the Agent or any Lender or any of the Agent’s or any Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents, the Fee Letter, or any of the transactions contemplated by this Agreement or financed hereby.

Section 12.17       Entire Agreement. This Agreement, the Notes, the other Loan Documents and the Fee Letter embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. To the extent any term of this Agreement is inconsistent with a term of any other Loan Document to which the parties of this Agreement are party, the term of this Agreement shall control to the extent of such inconsistency. There are no oral agreements among the parties hereto.

Section 12.18       Construction. The Agent, each Loan Party party hereto and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Agent, the Loan Parties party hereto and each Lender.

Section 12.19       Headings. The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

Section 12.20       Liability of Trustees, Etc. THE PARTIES HERETO ACKNOWLEDGE AND AGREE AS FOLLOWS:

THE AMENDED AND RESTATED DECLARATION OF TRUST ESTABLISHING OFFICE PROPERTIES INCOME TRUST, DATED JUNE 8, 2009, AS AMENDED AND SUPPLEMENTED, AS FILED WITH THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF OFFICE PROPERTIES INCOME TRUST SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, OFFICE PROPERTIES INCOME TRUST. ALL PERSONS DEALING WITH OFFICE PROPERTIES INCOME TRUST, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF OFFICE PROPERTIES INCOME TRUST FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION. THE PROVISIONS OF THIS SECTION SHALL NOT LIMIT ANY OBLIGATIONS OF ANY LOAN PARTY OTHER THAN BORROWER.

Section 12.21       Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion powers of an the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)           a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 12.22       Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for a Derivatives Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights would be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 12.23       Stamp, Intangible and Recording Taxes. Subject to the limitations set forth in Section 3.10, the Borrower will pay or cause to be paid any and all stamp, excise, intangible, registration, recordation and similar taxes, fees or charges and shall indemnify the Agent and each Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges, which may be payable or determined to be payable in connection with the execution, delivery, recording, performance or enforcement of this Agreement, the Notes and any of the other Loan Documents, the amendment, supplement, modification or waiver of or consent under this Agreement, the Notes or any of the other Loan Documents or the perfection of any rights or Liens under this Agreement, the Notes or any of the other Loan Documents.

Section 12.24       DIP Order. The Loan Parties, the Agent and the Lenders hereby expressly agree that in the event of any express conflict between this Agreement and the DIP Order, the DIP Order shall control.

Section 12.25       Effect of this Agreement. On the A&R Effective Date, the Initial DIP Credit Agreement shall be amended and restated in its entirety as set forth herein. This Agreement and any Notes issued hereunder have been given in renewal, extension, rearrangement and increase, and not in extinguishment of the obligations under the Initial DIP Credit Agreement and the notes and other documents related thereto. This Agreement does not constitute a novation of the obligations and liabilities under the Initial DIP Credit Agreement or evidence repayment of any such obligations and liabilities. All Liens, assignments and security interests securing the Initial DIP Credit Agreement and the obligations relating thereto are hereby ratified, confirmed, renewed, extended, brought forward and rearranged as security for the Obligations. None of the Liens and security interests created pursuant to the Initial DIP Credit Agreement are released. The substantive rights and obligations of the parties hereto shall be governed by this Agreement, rather than the Initial DIP Credit Agreement. Without limitation of any of the foregoing, (a) this Agreement shall not in any way release or impair the rights, duties, Obligations (as defined in the Initial DIP Credit Agreement) or Liens (as defined in the Initial DIP Credit Agreement) created pursuant to the Initial DIP Credit Agreement or any other Loan Document (as defined in the Initial DIP Credit Agreement) or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the A&R Effective Date and except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties, Obligations and Liens are assumed, ratified and affirmed by the Borrower and each of the Guarantors; (b) all indemnification obligations of the Borrower and each of the Guarantors under the Initial DIP Credit Agreement and any other Loan Documents (as defined in the Initial DIP Credit Agreement) shall survive the execution and delivery of this Agreement and shall continue in full force and effect for the benefit of the Lenders, the Agent, and any other Person indemnified under the Initial DIP Credit Agreement or any other Loan Document (as defined in the Initial DIP Credit Agreement) at any time prior to the A&R Effective Date; (c) the Obligations incurred under the Initial DIP Credit Agreement shall, to the extent outstanding on the A&R Effective Date, continue outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a refinancing, substitution or novation of such Obligations or any of the other rights, duties and obligations of the parties hereunder, and the terms “Obligations” and “Guaranteed Obligations” or similar terms as such terms are used in the Loan Documents shall include the Obligations as increased, amended and restated under this Agreement; (d) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Lenders or the Agent under the Initial DIP Credit Agreement, nor constitute a waiver of any covenant, agreement, default or obligation under the Initial DIP Credit Agreement, except to the extent that any such covenant, agreement, default or obligation is no longer set forth herein or is modified hereby; (e) any and all references to the Initial DIP Credit Agreement in any Loan Document shall, without further action of the parties, be deemed a reference to the Initial DIP Credit Agreement, as amended and restated by this Agreement, and as this Agreement shall be further amended, restated, supplemented or otherwise modified from time to time, and any and all references to the Loan Documents in any other Loan Documents shall be deemed a reference to the Loan Documents under the Initial DIP Credit Agreement, as amended and restated by this Agreement, and as this Agreement shall be further amended, restated, supplemented or otherwise modified from time to time; and (f) the Liens granted pursuant to the Loan Documents to which any Guarantor is a party shall continue without any diminution thereof and shall remain in full force and effect on and after the A&R Effective Date.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their authorized officers all as of the day and year first above written.

OFFICE PROPERTIES INCOME TRUST

By:	/s/ John Castellano
Name:	John Castellano
Title:	Chief Restructuring Officer

[Signature Page to Amended and Restated Secured Debtor-in-Possession

Term Loan Credit Agreement]

[Lenders’ Signature Pages Redacted]

ACQUIOM AGENCY SERVICES LLC

By:	/s/ Lisha John
Name:	Lisha John
Title:	Director

[Signature Page to Amended and Restated Secured Debtor-in-Possession

Term Loan Credit Agreement]